Exhibit 10.1

ARE-CANADA NO. 5 HOLDINGS, ULC

as Vendor

- and -

ENOVUM DATA CENTERS MTL II, L.P.
as Purchaser

AGREEMENT OF PURCHASE AND SALE

SALE OF 7300 Trans-Canada Highway, Point-Claire, Quebec

Dated as of December 23rd, 2024

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire
Page i

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire
Page ii

Article 8 Operation until Closing		38

Section 8.1	Operation Before Closing	38
Section 8.2	Damage Before Closing	38
Section 8.3	Expropriation	39
Section 8.4	New Leases	40
Section 8.5	Contracts and Permits	40

Article 9 General		41

Section 9.1	Applicable Law and Forum	41
Section 9.2	Invalidity	41
Section 9.3	Amendment of Agreement	41
Section 9.4	Time of the Essence	41
Section 9.5	Further Assurances	41
Section 9.6	Entire Agreement	42
Section 9.7	Waiver	42
Section 9.8	Effect of Termination of Agreement	42
Section 9.9	Legal Fees/Real Estate Commission	42
Section 9.10	Solicitors as Agents and Tender	42
Section 9.11	Survival	43
Section 9.12	Successors and Assigns	43
Section 9.13	Assignment	43
Section 9.14	Privacy Legislation	43
Section 9.15	Notice	43
Section 9.16	Disclaimer of Partnership	44
Section 9.17	Rights of Parties Independent	44
Section 9.18	No Registration of Agreement	44
Section 9.19	Counterparts	44
Section 9.20	Language	44

Schedule A Legal Description of the LandS

Schedule B Permitted Encumbrances

Schedule C Due Diligence Deliverables

Schedule D Escrow Agreement

Article 1 Interpretation and Definitions

1.1	Definitions
1.2	Articles, Sections and Headings
1.3	Extended Meanings
1.4	Calculation of Time
1.5	Entire Agreement

Article 2 Appointment

2.1	Appointment
2.2	Investment
2.3	Excess Amounts
2.4	Fees

Article 3 Delivery, Closing and Release from Escrow

3.1	Delivery of the Closing Escrow Funds and Holdback Amount
3.2	Delivery of Closing Documents
3.3	Closing and Release of the Closing Escrow Funds

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire
Page iii

3.4	Release of the Holdback Amount
3.5	Other Release From Escrow

Article 4 Duties and Liabilities of the Escrow Agent

4.1	Duties and liabilities
4.2	Reliance by the Escrow Agent

Article 5 Conflicting Directions, Dispute Resolution and Arbitration

5.1	Conflicting Directions
5.2	Dispute Resolution
5.3	Arbitration

Article 6 Resignation, Removal of Escrow Agent

6.1	Resignation

Article 7 Indemnification of Escrow Agent

7.1	Indemnification

Article 8 Termination of this Escrow Agreement

8.1	Termination

Article 9 General Provisions

9.1	Continuing Legal Counsel
9.2	Payment
9.3	Further Assurances
9.4	Assignment
9.5	Amendments and Waivers
9.6	Currency
9.7	Notices
9.8	Governing Law and Forum
9.9	Severability
9.10	Counterparts
9.11	Language

Schedule E GST/QST Certificate and Indemnity

Schedule F Excluded Equipment AND DECOMMISSIONING WORK

Schedule G Form of Deed of Sale

Schedule H Form of Assignment and Assumption of Permitted Encumbrances

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE made as of December 23rd, 2024

BETWEEN:	ARE-CANADA NO. 5 HOLDINGS, ULC, a legal person duly incorporated under the Business Corporations Act (British Columbia), herein acting and represented by Gregory S. Kay, its Senior Vice President;

(the “Vendor”);

AND:	ENOVUM DATA CENTERS MTL II, L.P., a limited partnership duly incorporated under the Civil Code of Québec, herein acting and represented by its sole general partner, ENOVUM MTL II GP INC., a legal person duly incorporated under the Canada Business Corporations Act, herein acting and represented by Erke Huang, its Vice-President and Secretary;

(the “Purchaser”),

RECITALS:

WHEREAS the Vendor has agreed to sell, transfer, assign, set over and convey all of its interest in and to the Purchased Assets to the Purchaser, and the Purchaser has agreed to purchase, acquire and assume all of the Vendor’s interest in and to the Purchased Assets from the Vendor on the terms and conditions set forth in this Agreement;

NOW THEREFORE in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto covenant and agree as follows:

Article 1
Interpretation

Section 1.1 Definitions

1.1.1	The terms defined herein shall have, for all purposes of this Agreement, the following meanings, unless the context expressly or by necessary implication otherwise requires:

“Acceptance Date” means the date upon which this Agreement is executed and delivered by each of the Parties hereto.

“Adjustment Date” means 11:59 p.m. (Montreal time) on the day immediately preceding the Closing Date.

“Adjustments” means the adjustments to the Purchase Price provided for and determined pursuant to this Agreement including, without limitation, Section 3.3 and Section 3.4.

“Adverse Entries” means any entry registered against title to the Property on or after December 20th, 2024, except for Permitted Encumbrances and for the registration of the Deed of Sale.

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

“Affiliates” means, with respect to any Person (in this definition, such Person being referred to herein as the “Subject Person”), any other Person which, directly or indirectly, is Controlled by the Subject Person, or Controls the Subject Person, or is Controlled by a Person which also Controls the Subject Person.

“Agreement” means the agreement arising from the execution hereof by the Parties hereto, together with all schedules hereto and all instruments supplemental hereto or in any amendment or confirmation hereof, and “hereof”, “hereto”, “hereunder” and similar expressions refer to this Agreement and not to any particular section of this Agreement.

“AML Legislation” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanctions and “know your client” laws applicable to the Parties or their respective Affiliates, including any regulations, guidelines or orders thereunder.

“Applicable Laws” means applicable laws (including common law and civil law), statutes, by-laws, rules, regulations, orders, ordinances, codes, treaties, decrees, judgements, awards or requirements, in each case of any Governmental Authority.

“Article”, “Section” and “Schedule” mean and refer to the specified article, section and schedule of or to this Agreement.

“Assignment and Assumption of Permitted Encumbrances” means an assignment by the Vendor and an assumption by the Purchaser of all of the right, title, interest, obligations, duties and liabilities of the Vendor in and under the Permitted Encumbrances and the benefit of all covenants, guarantees and indemnities thereunder, with such assignment and assumption taking effect as of and from the Closing Date, substantially in the form attached hereto as Schedule H.

“Assignment of Warranties” means an assignment by the Vendor to the Purchaser or as the Purchaser may direct of all of the right, title and interest of the Vendor in and under the Warranties, with such assignment and assumption taking effect as of and from the Closing Date.

“Assumed Liabilities” means all liabilities and obligations to be paid or performed from and after the Closing (a) under the Warranties and the Permitted Encumbrances, and (b) to the extent resulting from ownership of the Purchased Assets and the conduct of business and operations at the Property after Closing, but excluding in all cases the Excluded Liabilities.

“Balance” has the meaning ascribed thereto in Section 3.1.1(b).

“Basket” has the meaning ascribed thereto in Section 7.6.4.

“Bill of Sale” means a bill of sale and/or general conveyance for the Movables.

“Books and Records” means all information owned by the Vendor relating to the Purchased Assets in existence at Closing.

“Breach” means with respect to the Vendor or the Purchaser, as the case may be, (i) any breach of any warranty or the inaccuracy of any representation contained or referred to in this Agreement as of the Acceptance Date or as of the Closing Date, (ii) any breach of any warranty or the inaccuracy of any representation contained or referred to in the Closing Documents or (iii) any breach of any covenants, undertaking or agreements, or any failure to perform any obligations, in each case in this Agreement or in the Closing Documents.

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

“Buildings” means, collectively, all buildings, structures, fixed improvements and equipment located on, in or under the Lands, and “Building” means any of the buildings, structures, fixed improvements and equipment located on, in or under the Lands.

“Business Day” means any day other than a Saturday, Sunday or statutory holiday in the Province of Québec or any other day on which banks in the Province of Québec are generally not open for business.

“Cap” has the meaning ascribed thereto in Section 7.6.5.

“Claims” means all past, present and future claims, suits, proceedings, liabilities, obligations, losses, damages, penalties, judgments, assessments or reassessments, costs, expenses, fines, disbursements, legal fees on a client and solicitor basis, interest, demands and actions of any nature or any kind whatsoever.

“Closing” means the closing of the transactions contemplated by this Agreement, including the delivery of all Closing Documents.

“Closing Date” means December 27, 2024 (or December 30, 2024 if the wires described in Section 3.1.1 have not yet been received by the Escrow Agent by 5:00 p.m. (Montreal time) on December 27, 2024), as it may be extended pursuant to the provisions of this Agreement.

“Closing Documents” means, collectively, (i) the agreements, instruments and other documents to be delivered by the Vendor to the Purchaser or the Purchaser’s Solicitors pursuant to Section 6.1, and (ii) the agreements, instruments and other documents to be delivered by the Purchaser to the Vendor or the Vendor’s Solicitors pursuant to Section 6.2.

“Closing Escrow Funds” shall have the meaning ascribed thereto in Section 3.7.1.

“Confidential Information” has the meaning ascribed thereto in Section 4.5.6.

“Contracts” means, collectively, all existing contracts, agreements and licences entered into by or on behalf of the Vendor, in each case with third parties (other than Affiliates) with respect to the ownership, development, maintenance, repair and operation of the Property, whether entered into before or after the Due Diligence Date in accordance with the terms of this Agreement, in each case as amended, renewed or otherwise varied, in each case to the extent the same are assignable, but excluding the Permitted Encumbrances and the Warranties.

“Control” for the purposes of this Agreement is determined based on the following:

(a)	To control a corporation a Person must, (i) beneficially hold (other than by way of security only) securities of such corporation or the right to vote or direct the voting of securities of such corporation to which, in the aggregate, are attached more than 50% of the votes that may be cast to elect directors of the corporation, provided that in all circumstances the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of the corporation and control the management of such corporation, and (ii) also have the power to control and direct in all circumstances the management and policies of such corporation, directly or indirectly, whether through the ownership or control of voting securities, voting rights, contract or otherwise;

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

(b)	To control a partnership, a Person must, (i) beneficially own (other than by way of security only) at least 50% of the partnership interest in such partnership and have the right to receive 50% of all revenues from such partnership, and (ii) also have the power to control and direct in all circumstances the management and policies of such partnership directly or indirectly, whether through the ownership or control of voting securities of the general partner, voting rights, contract or otherwise;

(c)	To control a trust where the trustees have discretionary powers in respect of the trust assets, a Person must (i) have the right to elect or appoint a majority of the trustees of such trust, and (ii) be, directly or indirectly, the sole beneficiary of such trust;

(d)	To control a limited partnership, a Person must Control each person that is a general partner of such limited partnership;

(e)	To control a Person other than a corporation, partnership or trust referred to in any of clauses (a) to (c) above (the “Subject Entity”) a Person must (i) beneficially own, directly or indirectly, at least a majority ownership interest in the Subject Entity, and (ii) also have the power to control and to direct in all circumstances the management and policies of the Subject Entity, directly or indirectly, whether through the ownership or control of voting securities, voting rights, contract or otherwise; and

(f)	a Person who controls another Person is deemed to control any Person which is controlled, or deemed to be controlled, by such other Person,

and the words “Controlled”, “controlled”, “Controlling” and “controlling” have corresponding meanings.

“Decommissioning Work” means the work identified as “Decommissioning Work” in Error! Reference source not found. hereto;

“Deed of Sale” has the meaning ascribed thereto in Section 6.1.1(b).

“Delivery Date” has the meaning ascribed thereto in Section 4.1.1.

“Deposit” has the meaning ascribed thereto in Section 3.1.1(a).

“Due Diligence Condition” has the meaning ascribed thereto in Section 4.3.1.

“Due Diligence Date” means 5:00 p.m. (Montreal time) on December 23, 2024.

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

“Due Diligence Documents” means any and all documents or information disclosed or made available to the Purchaser, through the data room set up by the Vendor for such purpose or otherwise, including, without limitation, the documents listed in Section 4.1.1.

“Encumbrances” means any mortgages, pledges, charges, priorities, debentures, hypothecs, trust deeds, assignments by way of security, security interests, conditional sales contracts or other title retention agreements or similar interests or instruments charging, or creating a security interest in, or against title to, such property or any part thereof or interest therein, and any agreements, leases, options, easements, servitudes, rights of way, rights of superficies, restrictions, executions, permissions or other charges or encumbrances (including notices or other registrations in respect of any of the foregoing) against the Property or any part thereof or interest therein or title thereto, whether registered or unregistered.

“Environmental Experts” has the meaning ascribed thereto in Section 7.7.

“Environmental Laws” means all applicable Canadian federal, provincial, municipal and local laws, including without limitation all statutes, by-laws and regulations and all orders, policies, directives, guidelines, each to the extent having the force of law, and all decisions rendered by any ministry, department or administrative or regulatory agency relating to the protection of the environment, or the manufacture, processing, distribution, use, treatment, storage, disposal, packaging, transport, handling, containment, clean-up or other remediation or corrective action of any Hazardous Substances.

“Escrow Account” shall have the meaning ascribed thereto in the Escrow Agreement.

“Escrow Agent” means the escrow agent pursuant to the Escrow Agreement.

“Escrow Agreement” shall mean the escrow agreement between the Escrow Agent, as escrow agent, the Purchaser and the Vendor, substantially in the form attached hereto as Error! Reference source not found., to be entered in to concurrently herewith.

“Escrow Sunset Date” means three (3) months following the Indemnity Release Date.

“Excluded Assets” means, collectively:

(a)	cash, monies, deposits, bank accounts, negotiable instruments, or other instruments of the Vendor;

(b)	all rights of the Vendor of every nature arising out of all insurance policies relating to the Property;

(c)	the Excluded Equipment;

(d)	all Contracts;

(e)	information technology, computers, computer systems, firmware, middleware, servers, workstations, routers, hubs, data, databases, software programs, source code and object code, and user manuals owned by, leased by or licensed to the Vendor or any Affiliate of the Vendor, in each case except as otherwise advised by the Vendor; and

(f)	the Realty Tax Refunds.

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

“Excluded Equipment” means the equipment identified as “Excluded Equipment” in Error! Reference source not found. hereto;

“Excluded Liabilities” means (A) any liability or obligation, direct or indirect, known or unknown, absolute or contingent, relating to the Purchased Assets that is not an Assumed Liability pursuant to this Agreement, and (B) any liability or obligation, direct or indirect, known or unknown, absolute or contingent, relating to the Excluded Assets or the Decommissioning Work;

“Existence and Net Worth Covenant” has the meaning set out in Section 7.3.2.

“GAAP” means the Generally Accepted Accounting Principles in place as of the date hereof.

“General Partner” means Enovum MTL II GP Inc.

“Governmental Authority” means any federal, provincial or municipal government, parliament or legislature, or any regulatory authority, agency, bureau, ministry, department, commission or board or other representative thereof, or any political subdivision thereof, or any court or tribunal or, without limitation, any other law-, regulation- or rule-making entity having jurisdiction over the relevant circumstances, or any Person acting under the authority of any of the foregoing (including, without limitation, any arbitrator).

“GST” means the goods and services tax payable pursuant to the Excise Tax Act (Canada).

“GST/QST Certificate and Indemnity” has the meaning ascribed thereto in Section 6.3 .

“Hazardous Substances” means any pollutants, contaminants, chemicals, deleterious substances, waste (including without limitation, industrial, toxic or hazardous wastes), petroleum or petroleum products, asbestos, polychlorinated biphenyls, flammable materials or radioactive materials which are regulated or controlled under Environmental Laws.

“Holdback Amount” means the amount of ONE MILLION DOLLARS ($1,000,000).

“Indemnity Release Date” has the meaning ascribed thereto in Section 7.7.

“Lands” means the lands and premises described in Error! Reference source not found. attached hereto, and all of Vendor’s rights and interests appurtenant or ancillary thereto.

“Leases” means, collectively, any offers to lease, agreements to lease, amendments to lease, leases, subleases, renewals or extensions of leases and other rights or licenses granted to possess or occupy space within the Property or any part thereof, in each case as amended, renewed or otherwise varied, and “Lease” means any one of the Leases.

“Listed Designated Person” means a Person mentioned on lists of names subject to the Regulations Establishing Lists of Entities made under subsection 83.05(1) of the Criminal Code (Canada), the Office of Foreign Asset Control of the U.S. Department of the Treasury (“OFAC”) at its official website (http://www.treas.gov/ofac/) and/or the United Nations Suppression of Terrorism Regulations (UNSET) and/or a listing which is currently published under the internet website addresses http://www.publicsafety.gc.ca/cnt/ntnl-scrt/cntr-trrrsm/lstd-ntts/crrnt-lstd-ntts-eng.aspx or www.osfi-bsif.gc.ca/Eng/fi-if/amlc-clnpc/Pages/default.

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

“Movables” means the inventory, supplies, equipment, furnishings, movables and all other tangible personal or corporeal movable property owned by the Vendor and used exclusively in connection with the ownership, operation, maintenance or management of the Property, in each case to the extent the same are located on the Lands as of December 20th, 2024, the whole excluding the Excluded Equipment.

“Notes” has the meaning ascribed thereto in Section 4.5.6.

“Objection Period” has the meaning ascribed thereto in Section 7.7.

“Parties” means the Vendor and the Purchaser and any other Person who may become a party to this Agreement and “Party” means any of the Parties as the context requires.

“Pending Claims” has the meaning ascribed thereto in Section 3.8.3.

“Permit” means a permit, license, certification, authorization, right or privilege granted, delivered, issued or otherwise conferred by a Governmental Authority.

“Permitted Encumbrances” means, collectively, the Encumbrances affecting title to the Purchased Assets registered on title to the Purchased Assets before December 20th, 2024 and those listed in Error! Reference source not found. hereto.

“Person” means a natural person, a partnership of any type, a corporation, a joint venture, a syndicate, a chartered bank, a trust, a trust company, a government or an agency thereof, an unincorporated association, or an executor, administrator or other legal representative.

“Plans” means all documentation in the possession or control of the Vendor relevant to the construction of the Buildings including, without limitation, surveys, working drawings, detail drawings, as-built drawings, suite floor plans, other documentation prepared to illustrate or define a particular aspect of the Buildings, consultants’ contracts and reports, construction contracts, plans submitted with all building permits issued for the Property and occupancy permits.

“Post-Closing Adjustment” has the meaning ascribed thereto in Section 3.3.3.

“Property” means, collectively, the Lands, the Buildings and all easements, rights-of-way, servitudes and other rights enjoyed by the Vendor as appurtenant to or in conjunction therewith.

“Purchased Assets” means, collectively, all of the Vendor’s rights, title, and interest in, to and under, or relating to:

(a)	the Property;

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

(b)	the Warranties;

(c)	the Movables;

(d)	the Books and Records; and

(e)	all other property, assets, rights, interests, entitlements, benefits and privileges of the Vendor of any nature or kind whatsoever relating to the Property;

and excluding, for greater certainty, the Excluded Assets.

“Purchase Price” has the meaning ascribed thereto in Section 2.1.

“Purchaser” means ENOVUM DATA CENTERS MTL II, L.P. and its successors and permitted assigns.

“Purchaser’s Solicitors” means Davies Ward Phillips & Vineberg LLP (Attention: Florence Simard) or such other firm or firms of solicitors as are appointed by the Purchaser from time to time and notice of which is provided to the Vendor or the Vendor’s Solicitors.

“QST” means the Québec sales tax payable pursuant to An Act respecting the Québec Sales Tax.

“Realty Tax Refunds” has the meaning ascribed thereto in Section 3.5.

“Release Date” has the meaning ascribed thereto in Section 7.3.1.

“Reports” has the meaning ascribed thereto in Section 4.4.1.

“Representatives” has the meaning ascribed thereto in Section 4.5.7.

“RPMRR” means the Register of Personal and Movable Real Rights (Quebec).

“Tax Act” means the Income Tax Act (Canada), as amended.

“Transfer Taxes” has the meaning ascribed thereto in Section 6.3.

“Vendor” means ARE-Canada No. 5 Holdings, ULC and its successors and permitted assigns.

“Vendor’s Solicitors” means Fasken Martineau DuMoulin LLP (Attention: Richard Clare and Mathieu Renaud) or such other firm or firms of solicitors as are appointed by the Vendor from time to time and notice of which is provided to the Purchaser or the Purchaser’s Solicitors.

“Warranties” means the existing warranties, guarantees and indemnities remaining in existence as of Closing, if any, in favour of the Vendor and which entitle the Vendor to any rights against a contractor or supplier in respect of the construction, maintenance, repair and operation of the Buildings or any part thereof, in each case to the extent the same are assignable.

“Work Order” has the meaning ascribed thereto in Section 8.1.2.

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

Section 1.2 Schedules and Exhibits

1.2.1	The following Schedules and any exhibits attached thereto form an integral part of this Agreement:

Schedule A	Legal Description of the Land

Schedule B	Permitted Encumbrances

Schedule C	Due Diligence Deliverables

Schedule D	Escrow Agreement

Schedule E	GST/QST Certificate and Indemnity

Schedule F	Excluded Equipment and Decommissioning Work

Schedule G	Form of Deed of Sale

Schedule H	Form of Assignment and Assumption of Permitted Encumbrances

Section 1.3 Interpretation

1.3.1	Gender and Number. Any reference in this Agreement or any Closing Document to gender includes all genders. Words importing the singular number only shall include the plural and vice versa.

1.3.2	Headings, etc. The provision of a table of contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect its interpretation.

1.3.3	Currency. All references in this Agreement or any Closing Document to dollars or to $ are expressed in Canadian currency unless otherwise specifically indicated.

1.3.4	Obligations as Covenants. Each agreement and obligation of any of the Parties hereto in this Agreement, even though not expressed as a covenant, is considered for all purposes to be a covenant.

1.3.5	Certain Phrases, etc. In this Agreement and any Closing Document (i) the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”, and (ii) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”. Unless otherwise specified, the words “Article” and “Section” followed by a number mean and refer to the specified Article or Section of this Agreement. In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and excluding” and the words “to” and “until” each mean “to and including”.

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

1.3.6	Accounting Terms. All accounting terms not specifically defined in this Agreement are to be interpreted in accordance with GAAP. All calculations made or referred to herein shall be made in accordance with GAAP and/or Canadian generally accepted accounting principles and practices at the time that the calculation is made and shall be applied on a consistent basis.

1.3.7	References to Persons and Agreements. Any reference in this Agreement and any Closing Document to a Person includes its successors and permitted assigns. Except as otherwise provided in this Agreement or any Closing Document, the term “Agreement” and any reference in this Agreement to this Agreement, any Closing Document or any other agreement or document includes, and is a reference to, this Agreement, such Closing Document or such other agreement or document as it may have been, or may from time to time be amended, restated, replaced, supplemented or novated and shall include all schedules to it.

1.3.8	Statutes. Except as otherwise provided in this Agreement or any Closing Document, any reference in this Agreement or therein to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted.

1.3.9	Non-Business Days. Whenever payments are to be made or an action is to be taken on a day which is not a Business Day, such payment will be made or such action will be taken on or not later than the next succeeding Business Day.

1.3.10	Waiver of Contra Proferentem. The Parties waive the application of any rule of law which otherwise would be applicable in connection with the construction of this Agreement that ambiguous or conflicting terms or provisions should be construed against the Party who (or whose counsel) prepared the executed agreement or any earlier draft of the same.

1.3.11	Waiver of Ejusdem Generis. General words are not given a restrictive meaning (i) if they are introduced by the word “other”, by reason of the fact that they are preceded by words indicating a particular class of act, matter or thing; or (ii) by reason of the fact that they are followed by particular examples intended to be embraced by those general words.

Article 2
Agreement of Purchase and Sale

Section 2.1 Agreement of Purchase and Sale

2.1.1	The Vendor hereby agrees to sell, transfer, assign, set over and convey the Purchased Assets to the Purchaser on the Closing Date (subject to the terms and conditions of this Agreement), and the Purchaser hereby agrees to purchase, acquire and assume the Purchased Assets from the Vendor for the sum of THIRTY THREE MILLION FIVE HUNDRED THOUSAND DOLLARS ($33,500,000.00) (the “Purchase Price”), exclusive of GST and QST. This Agreement shall be completed on the Closing Date at the offices of the Vendor’s Solicitors in Montreal.

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

Section 2.2 Absence of Warranty

2.2.1	The purchase and sale of the Purchased Assets is made on an “as is, where is” basis at the Purchaser’s risk and peril (subject only to the express representations, warranties, terms and conditions of this Agreement).

2.2.2	The Purchaser acknowledges and agrees that the Vendor is not a professional seller within the meaning of the Civil Code of Québec.

Section 2.3 Assignment and Assumption

2.3.1	Pursuant to Section 2.1, the Vendor shall sell, assign and transfer to the Purchaser all its right, title and interest in and to (i) all Warranties, to the extent that such Warranties exist and can be assigned, and (ii) the Assumed Liabilities, and the Vendor shall subrogate the Purchaser in its rights and obligations with regards to all of the above, which rights and obligations shall be assumed by the Purchaser with liability from and including the Closing Date, and the Purchaser shall undertake in favor of the Vendor to assume, from and including the Closing Date, all the commitments and each of the obligations, modalities and conditions imposed upon the Vendor pursuant to the foregoing.

Section 2.4 Binding Agreement

2.4.1	The agreement of the Vendor with the Purchaser set forth in Section 2.1 creates and constitutes a binding agreement of purchase and sale of the Purchased Assets on and subject to the provisions of this Agreement, notwithstanding the inclusion herein of any condition.

Article 3
Purchase Price

Section 3.1 Method of Payment of Purchase Price

3.1.1	The Purchase Price shall be satisfied by and payable as follows:

(a)	Within three (3) Business Days following the date hereof, the Purchaser shall pay the sum of TWO MILLION THREE HUNDRED THOUSAND DOLLARS ($2,300,000.00) (the “Deposit”) as a cash deposit by wire transfer to the Escrow Agent, to be invested by the Escrow Agent in trust in accordance with the Escrow Agreement and this Agreement;

(b)	The payment, on Closing, of the balance of the Purchase Price (net of Adjustments) minus the Holdback Amount (the “Balance”) by wire transfer payable to the Escrow Agent in trust, and to be held and released from escrow and disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement and this Agreement.

(c)	The payment, on Closing, of the Holdback Amount by wire transfer payable to the Escrow Agent in trust, and to be held and released from escrow and disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement and this Agreement.

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

Section 3.2 Allocation of Purchase Price

3.2.1	The Vendor and the Purchaser shall agree prior to Closing upon the allocation of the Purchase Price (such allocation referred to herein as the “Allocation”) among the Purchased Assets, subject to the adjustment in Section 3.3, and to report the purchase and sale of the Purchased Assets for all tax and other purposes and to file all tax returns in a manner consistent with the Allocation.

Section 3.3 Adjustments

3.3.1	Adjustments shall be made as of the Adjustment Date on an accrual basis. The Vendor shall be responsible for all expenses and entitled to all revenue accruing from the Purchased Assets for that period prior to and ending on the Adjustment Date, and thereafter the Purchaser shall be responsible for all expenses (except as otherwise provided in this Agreement) and shall be entitled to all revenue accruing from the Purchased Assets.

3.3.2	Subject to Section 3.5, the adjustments (herein collectively referred to as the “Adjustments”) shall include all realty taxes, local improvement rates and charges, water and assessment rates and other adjustments established by the customary practice in the City of Pointe-Claire for the purchase and sale of similar properties. In addition, the Adjustments shall include the other matters referred to in this Agreement which are stated to be the subject of adjustment and shall exclude the other matters in this Agreement which are stated not to be the subject of adjustment.

3.3.3	If the final cost or amount of any item which is to be adjusted cannot be determined at Closing, then an initial adjustment for such item shall be made at Closing, such amount to be estimated by the Vendor and the Purchaser, each acting reasonably, as of the Adjustment Date on the basis of the best evidence available at the Closing as to what the final cost or amount of such item will be. In each case when such cost or amount is determined, including where such amount was omitted from the statement of adjustments through inadvertence or otherwise (provided the same is a proper adjustment hereunder), the Vendor or the Purchaser, as the case may be, shall, within thirty (30) days of determination, provide a complete statement thereof to the other and within thirty (30) days thereafter the Parties shall make a final adjustment as of the Adjustment Date for the item in question (each a “Post-Closing Adjustment”). All Post-Closing Adjustments shall, in any event, be completed on or before twelve (12) months from the Closing Date. In the absence of agreement by the Parties hereto, the final cost or amount of an item of Post-Closing Adjustment shall be determined by auditors appointed jointly by the Vendor and the Purchaser, with the cost of such auditors’ determination being shared equally between the Vendor and the Purchaser. On Closing, the Vendor and the Purchaser shall execute an undertaking to readjust in respect of the Adjustments and for any errors, omissions or changes in the statement of adjustments.

3.3.4	All meters for public or private utilities shall be read at Closing and all charges in connection therewith for the period prior to Closing shall forthwith be paid by the Vendor.

Section 3.4 Statement of Adjustments

3.4.1	At least five (5) Business Days prior to the Closing Date, the Vendor shall cause to be delivered a statement of adjustments to the Purchaser, for its approval, for the Property. The statement of adjustments shall have annexed to it details of the calculations used by the Vendor to arrive at all debits and credits on the statement of adjustments and all documentation that is reasonably required to verify the adjustments.

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

Section 3.5 Realty Tax Refunds

3.5.1	All right, title and benefit to any realty tax appeals and reassessments and any rebates (including without limitation vacancy rebates), refunds or reassessments of realty taxes for the Property in respect of periods preceding the Closing Date (collectively, the “Realty Tax Refunds”) shall remain the property of the Vendor and shall not form part of the Purchased Assets. If there are any pending proceedings to contest the municipal assessment of the Property for the current assessment roll or any prior periods, the Vendor may, at its option and its sole expense, continue such appeals; provided that the Vendor shall pursue such appeals in a commercially reasonable manner and consult with the Purchaser with respect to any final settlement or disposition of any such appeal. The Purchaser and the Vendor agree to co-operate with the other with respect to all such appeals and to provide the other with access to any necessary documents or materials required to continue any such appeals. Any net rebates resulting from the foregoing (regardless of whether they are received by the Vendor or the Purchaser) shall be paid to the Vendor and the Purchaser on a pro rata basis by reference to the number of days in the relevant period when they were the owners of the Property.

Section 3.6 Deposit

3.6.1	The Purchaser shall pay the Deposit to the Escrow Agent, in trust, in accordance with the provisions of Section 3.1.1(a), to be held and disbursed pursuant to the terms of the Escrow Agreement and this Agreement.

3.6.2	The Deposit will be held by the Escrow Agent as a deposit in trust pending completion or other termination of this Agreement in an interest-bearing trust account with a Canadian chartered bank, to be credited on account of the Purchase Price on Closing, with interest accruing to the Purchaser and to be delivered to the Purchaser following the Closing, the whole as more fully set out in the Escrow Agreement.

3.6.3	If:

(a)	the transaction contemplated by this Agreement is not completed on the Closing Date for any reason other than solely by reason of the default or Breach of the Purchaser under this Agreement, and this Agreement is terminated in accordance with its terms as a result, the Deposit and all accrued interest thereon shall be returned to the Purchaser forthwith and the Purchaser and the Vendor shall be released from all of their respective liabilities and obligations under this Agreement other than the Purchaser’s liabilities and obligations pursuant to Section 4.2.3, Section 4.3.3 and Section 4.5. If the transaction contemplated by this Agreement is not completed on the Closing Date as a result solely of a default or Breach of the Vendor, the Purchaser shall be entitled to exercise such rights, recourses or remedies as are available to it at law, including the right to require specific performance, it being however understood that the liability of the Vendor in damages shall be limited to the Cap; or

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

(b)	the transaction contemplated by this Agreement is not completed on the Closing Date or this Agreement is terminated in each case as a result of a default or Breach of the Purchaser under this Agreement, the Deposit and all interest accrued thereon shall be forfeited to (and become the property of) the Vendor as liquidated damages and thereupon be paid to the Vendor and the Purchaser and the Vendor shall be released from all of their respective liabilities and obligations under this Agreement other than the Purchaser’s liabilities and obligations pursuant to Section 4.2.3, Section 4.3.3 and Section 4.5.

3.6.4	The Vendor and the Purchaser each hereby irrevocably instruct and direct the Escrow Agent, as escrow agent, to give effect to the provisions of this Section 3.6.3, and this Section 3.6.3 shall be the Escrow Agent good and sufficient authority to do so.

3.6.5	The Parties acknowledge that the Escrow Agent shall be mere stakeholders of the Deposit and the Balance as between the Parties to this Agreement and, in the event of a dispute between the Vendor and the Purchaser as to entitlement to, or disposition of, the Deposit and/or the Balance and/or any accrued interest thereon, the Escrow Agent shall be entitled to pay the Deposit and/or the Balance and/or such interest into court and thereafter shall have no further responsibility with regard thereto, and the Escrow Agent may act in the interest of the Vendor in the matter of any dispute between the Parties while still holding the Deposit in trust (or having deposited the same into court). In holding and dealing with the Deposit pursuant to this Agreement, the Escrow Agent shall not be bound in any way by any agreement other than the Escrow Agreement, and the Escrow Agent shall not be considered to assume any duty, liability or responsibility other than to hold the Deposit in accordance with the provisions of the Escrow Agreement and to pay the Deposit and interest thereon to the Person becoming entitled thereto in accordance with the terms of the Escrow Agreement. The Escrow Agent will not, under any circumstances, be required to verify or determine the validity of any notice or other document whatsoever delivered to the Escrow Agent and the Escrow Agent is hereby relieved of any liability or responsibility for any loss or damage which may arise as the result of the acceptance by the Escrow Agent of any such notice or other document in good faith (provided that the Escrow Agent shall not be relieved of any liability or responsibility for any loss or damage which may arise if the Escrow Agent releases the Deposit to a Party hereto after having received prior written notice from the other Party hereto claiming entitlement to such Deposit or a dispute to such entitlement). This Section is intended to benefit the Escrow Agent notwithstanding that they are not parties to this Agreement.

Section 3.7 Disbursement of Escrow Funds

3.7.1	The Deposit and the Balance (collectively, the “Closing Escrow Funds”) shall be held by the Escrow Agent in trust pursuant to the Escrow Agreement and shall be disbursed by the Escrow Agent in accordance with the Escrow Agreement to the Vendor or as the Vendor directs in writing at its sole discretion upon confirmation from Escrow Agent and Purchaser’s Solicitors, based on the registers of the relevant registry offices, of the registration of the Deed of Sale and of the absence of any Adverse Entry.

3.7.2	In the event there is an Adverse Entry, the Vendor and the Purchaser shall act reasonably to agree upon the portion of the Closing Escrow Funds, if any, which can be released to the Vendor and those portions which are to remain in escrow with the Escrow Agent pending resolution of the Adverse Entry, and if the Vendor and the Purchaser reach such an agreement, they shall promptly give joint instructions to the Escrow Agent to give effect thereto. The Vendor shall remain responsible to cause any Adverse Entry to be discharged and shall use commercially reasonable efforts to do so as soon as possible.

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

Section 3.8 Disbursement of Holdback Amount

3.8.1	The Holdback Amount shall be held by the Escrow Agent in trust pursuant to the Escrow Agreement and shall be disbursed by the Escrow Agent in accordance with the Escrow Agreement and this Agreement.

3.8.2	In the event any amounts is payable to the Purchaser pursuant to Section 7.7, the Purchaser and the Vendor shall deliver a joint written instruction to the Escrow Agent, instructing the Escrow Agent to release to the Purchaser an amount in cash equal to the amount of the Claims payable to the Purchaser.

3.8.3	The Escrow Agreement shall provide, and the Vendor and the Purchaser shall cause, that the Escrow Agent distributes to the Vendor promptly after the Indemnity Release Date, a portion of the Holdback Amount equal to: (i) the amount remaining in the Escrow Account at such time in connection with the Holdback Amount, less (ii) the aggregate amount of all unpaid Claims pursuant to Section 7.7, if any, including the aggregate amount of Claims specified by the Purchaser in any then-unresolved indemnification claims and any amounts remaining in dispute pursuant to Section 7.7 (the “Pending Claims”); provided that if such amount is a negative number, no amounts shall be released from the Escrow Account pursuant to this 3.8.3.

3.8.4	Promptly after all Pending Claims have been resolved and paid to the Purchaser in accordance herewith, if any, the Vendor and Purchaser shall deliver joint written instructions to the Escrow Agent to distribute to the Vendor any amount remaining in the Escrow Account not required to satisfy such Pending Claims.

3.8.5	As of the Escrow Sunset Date, if (i) no amounts are payable to the Purchaser pursuant to Section 7.7, (ii) there are no Pending Claims, and (iii) the Escrow Agent has not received joint written instructions from the Vendor and the Purchaser to distribute any amount remaining in the Escrow Account in accordance with the Escrow Agreement and this Agreement, the Escrow Agent is hereby irrevocably instructed by the Purchaser and the Vendor to distribute any amount remaining in the Escrow Account to the Vendor promptly after the Escrow Sunset Date.

Article 4
Due Diligence and Pre-Closing Covenants

Section 4.1 Deliveries by Vendor

4.1.1	Within five (5) Business Days next following the Acceptance Date (the “Delivery Date”), the Vendor shall deliver or make available to the Purchaser, via a data room or other electronic medium (except as otherwise provided in this Agreement), in each case to the extent the same is in the possession or control of the Vendor, the Due Diligence Documents relating to the Purchased Assets which are listed in Error! Reference source not found. and any other material information related to any Purchased Asset to the extent same is in the possession or control of the Vendor, subject to the confidentiality provisions of this Agreement set forth in Section 4.5.

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

4.1.2	The Vendor shall promptly make available any additional information or documentation reasonably requested by the Purchaser in connection with the Purchased Assets but only to the extent same is within its possession or control. The Vendor shall, until Closing, cause to be delivered to the Purchaser copies of the following received from and after the Acceptance Date until the Closing Date: (i) all notices of default and all other material notices or material correspondence, if any, received or sent by or on behalf of the Vendor from or to any Person in respect of the Property, and (ii) information or documentation which may materially amend or vary any delivery previously given or made available to the Purchaser under this Agreement.

4.1.3	Any documentation or other information provided by or on behalf of the Vendor to the Purchaser, on notice to the Purchaser (and for certainty, such notice may be by email notification from the data room described in Section 4.1.1) may be amended or supplemented as necessary from time to time prior to the Due Diligence Date.

Section 4.2 Access to the Property

4.2.1	From and after the Acceptance Date, the Purchaser, its agents, employees and consultants shall have reasonable access to the Property during normal business hours from time to time upon at least forty-eight (48) hours’ notice to the Vendor, which access shall be at the Purchaser’s sole risk and expense, for the purpose of making any of the Purchaser’s inspections, including without limitation physical, structural, mechanical and electrical inspections, soil tests and environmental audits, provided that the Purchaser shall not conduct any invasive testing without the Vendor’s prior written consent, not to be unreasonably withheld or delayed and then only on such conditions as the Vendor may reasonably require. Such conditions may include a requirement that any such activities must be carried out under the supervision of the Vendor or its consultants and such conditions shall also include the requirement of the Purchaser to obtain additional insurance. Such access shall be done in a manner that minimizes interference with the use of the Property. Representatives of the Vendor shall have the right to accompany the Purchaser and its advisors and employees on any inspections, tests and audits and the Vendor shall have the right to approve invasive or intrusive inspections, tests and audits, if any are proposed by the Purchaser, prior to such inspections, tests and audits being undertaken.

4.2.2	Before exercising such right of access for the first time, and until the occurrence of Closing or the earlier termination of this Agreement, the Purchaser shall subscribe for, and shall maintain in effect, a commercial general liability insurance policy with reputable insurer(s) authorized to do business in the jurisdiction where the Property is located, for a minimum coverage per occurrence and in the aggregate of five million dollars ($5,000,000.00), which policy shall (i) include coverage for assumed contractual liability, owned or used motor vehicle liability and environmental liability (sudden pollution) for not less than the coverage amount set out above; (ii) name the Vendor as an additional insured; (iii) shall contain a waiver of subrogation in favor of the Vendor, as well as contain cross-liability and severability of interest provisions; and (iv) contain a provision that the insurance shall be primary and non-contributing with any other insurance available to Vendor. The Purchaser shall forthwith provide the Vendor with proof of such insurance prior to exercising such right of access of the Property.

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

4.2.3	The Purchaser hereby indemnifies the Vendor from and against all claims arising out of any act or omission by the Purchaser or its agents or employees during and with respect to its exercise of such right of access and inspection. The Purchaser agrees to forthwith repair in a good and competent manner any damage to the Property arising from such access or inspection at its sole cost and expense. The provisions of this Section 4.2.3 shall not merge on Closing or earlier termination of this Agreement and shall remain in effect thereafter without limit.

Section 4.3 Due Diligence Condition

4.3.1	The Purchaser’s obligation to complete the purchase of the Purchased Assets pursuant to this Agreement is subject to and conditional upon the Purchaser being satisfied, in its sole, absolute and unfettered discretion with the results of all of its investigations, inspections, reviews, tests and audits relating to the Purchased Assets (including with respect to its physical, environmental, structural, contractual, financial, fiscal and legal review) and the transaction contemplated by this Agreement, which the Purchaser deems necessary or desirable (the “Due Diligence Condition”). The Purchaser shall advise the Vendor by way of a written notice sent not later than 5:00 p.m., Montréal time, on the Due Diligence Date, whether the Due Diligence Condition has been satisfied or waived.

4.3.2	The Due Diligence Condition is for the sole benefit of the Purchaser and may be unilaterally waived in writing in whole or in part by the Purchaser at any time on or before the Due Diligence Date. In the event that the Purchaser does not waive or confirm the satisfaction of the Due Diligence Condition by written notice from the Purchaser to the Vendor on or before the Due Diligence Date, this Agreement shall automatically terminate at 5:00 p.m. on the Due Diligence Date, the Purchaser and the Vendor shall be released from all of their respective liabilities and obligations under this Agreement other than the Purchaser’s liabilities and obligations pursuant to Section 4.2.3, Section 4.3.3 and Section 4.5, and the Deposit shall be treated in accordance with the provisions of Section 3.6.3.

4.3.3	In the event that the Purchaser does not waive or confirm the satisfaction of the Due Diligence Condition on or before the Due Diligence Date and if requested by the Vendor, the Purchaser agrees to promptly deliver to the Vendor copies of all inspections, studies, tests, surveys or other reports conducted by the Purchaser or prepared by the Purchaser’s mandataries, representatives, agents or consultants for the Purchaser’s due diligence with respect to the Purchased Assets. The provisions of this Section 4.3.3 shall not merge on Closing or earlier termination of this Agreement and shall remain in effect thereafter without limit.

Section 4.4 Disclaimer

4.4.1	Except as specifically provided for in Section 7.1, the Vendor and its agents make no representation or warranty of any nature whatsoever, as to the accuracy or completeness or exhaustiveness of any information or document supplied or made available to the Purchaser (or its mandataries, representatives, agents or consultants) with respect to the transaction contemplated hereunder through the data room or otherwise, as part of the Due Diligence Documents, in response to any information request made by the Purchaser during its due diligence, prior to or after the Acceptance Date or the Closing Date or otherwise. All third party reports delivered or made available to the Purchaser pursuant to this Agreement (collectively, the “Reports”) will be provided to the Purchaser on the basis that the Vendor is not making any representations or warranties as to the accuracy or completeness of such Reports, and the Vendor shall not have any liability for any errors or inaccuracies in the Reports. The Purchaser agrees that, notwithstanding said information or documentation or Reports so provided or made available, except as specifically provided for in Section 7.1 or in any Closing Document, the Purchaser is proceeding and relying solely on its own due diligence review and verification of all aspects of said transaction, including, without limitation, all issues concerning title, quality, legal description, value, state of repair, latent defects, physical condition, environmental condition, presence or absence of any and all Hazardous Substances in, on or under the Property or migrating therefrom or thereon, financial matters, leases, offers to lease, contracts, zoning, permitted uses, suitability for development, marketability, merchantability, fitness for purpose, governmental compliance, compliance with laws, by-laws or regulations, third party rights, threatened claims or litigation, or in respect of any other matter or thing whatsoever.

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

4.4.2	The Purchaser shall have the right to seek out and obtain reliance letters from the firms that prepared the Reports for the Vendor with respect to the Property permitting the Purchaser to rely on such reports at the Purchaser’s sole cost and expense. Upon request from the Purchaser, the Vendor shall assist Purchaser in the obtaining of such reliance letters, provided that the Vendor shall have no responsibility if the same cannot be obtained by the Purchaser.

4.4.3	Notwithstanding the foregoing, the Vendor shall deliver to the Purchaser, no later than sixty (60) days following the Closing, a copy of all written reports documenting the Decommissioning Work and issued by consultants mandated by the Vendor to carry out such Decommissioning Work, together with a reliance letter in respect of each such report authorizing the Purchaser to rely thereon, in form and substance acceptable to the Purchaser, acting reasonably. This Section shall survive Closing.

Section 4.5 Confidentiality

4.5.1	Until Closing or in the event this Agreement is terminated pursuant to the terms hereof, the Purchaser and its Representatives shall keep in confidence all Confidential Information obtained from the Vendor or its Representatives with respect to the Purchased Assets in connection with the review by the Purchaser of the Purchased Assets. The Purchaser and its Representatives shall not use, directly or indirectly, the Confidential Information except for the purpose of evaluating the transaction contemplated herein and shall not disclose the Confidential Information to any Person, including any proposed joint venturer, partner or other equity co-investor, without the prior written consent of the Vendor.

4.5.2	Nothing herein contained shall restrict or prohibit the Purchaser from disclosing the Confidential Information to its Representatives (a) who need to know the Confidential Information for the purposes of evaluating the transaction contemplated herein, (b) who are informed by the Purchaser of this Agreement and of the confidential nature of the Confidential Information and (c) who are directed by the Purchaser to treat the Confidential Information in a manner consistent with the terms of this Agreement. The Purchaser agrees to be responsible for any breach of the provisions of this Agreement by any of its Representatives and agrees to indemnify the Vendor for any such breach by the Purchaser’s Representatives.

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

4.5.3	The Purchaser shall also be entitled to (i) make inquiries of any Governmental Authority (without requesting any inspection of the Property), and (ii) discuss with potential lenders the possible financing of the Purchaser’s acquisition of the Property, provided such lenders are treated as Representatives hereunder, without offending this Section 4.5.

4.5.4	In the event that the Purchaser or its Representatives should be required, by law or regulation or by legal process, to disclose any Confidential Information, it is agreed that the Purchaser shall provide the Vendor with prompt notice of any such request, so that the Vendor may seek an appropriate protective order or other remedy, or consult with the Purchaser with respect to taking steps to resist or narrow the scope of such request or legal process and/or waive the Purchaser’s compliance with the provisions of this Section 4.5. The Purchaser shall cooperate with the Vendor to obtain any such order or remedy. It is further agreed that if, in the absence of a protective order or the receipt of a waiver hereunder, the Purchaser is nonetheless, in the opinion of outside counsel, compelled to disclose Confidential Information, or else face liability for contempt or suffer other penalty, the Purchaser or its Representatives may disclose only that portion of the Confidential Information which the Purchaser is advised, by opinion of its outside counsel, is legally required, provided however that the Purchaser gives the Vendor advance written notice of the Confidential Information to be disclosed as far in advance of its disclosure as is practical and, at the Vendor’s request, seek to obtain assurances that it will be granted confidential treatment.

4.5.5	Unless and until Closing has occurred, the Vendor and the Purchaser shall keep confidential, and shall use commercially reasonable efforts to ensure that its Representatives keep confidential, this Agreement, except (i) to the extent reasonably required by each Party to comply with its obligations or enforce its rights under this Agreement, (ii) as required by law, rule or regulation (including SEC regulations), or (iii) in the case of the Purchaser, for disclosure of the existence of this Agreement (but not its specific terms in condition) necessary in connection with its due diligence process or in connection with any discussions with Governmental Authorities in respect of the transaction contemplated hereby or the Purchaser’s proposed development project on the Property.

4.5.6	For the purposes of this Section 4.5, “Confidential Information” includes, without limitation (i) information relating to the Vendor or any of its Affiliates in written form, magnetically encoded, electronic files, transmitted verbally, through a virtual data room or in any other form or media and regardless of the manner in which it is provided, which is in possession or under the control of the Vendor or its Representatives; it includes, without limitation, all Notes, (ii) the existence of this Agreement or its contents, or the fact that Confidential Information has been made available to the Purchaser or its Representatives; and (iii) any information concerning the transaction contemplated in this Agreement, or its terms and conditions or other facts related thereto, including without limitation, the fact that discussions or negotiations are taking place with respect thereto or the status thereof. “Notes” means all summaries, reports, analyses, compilations, memoranda, notes, extracts, studies or other writings or documents prepared by the Purchaser or its Representatives or on its behalf or on behalf of any of its Representatives to the extent they contain, reflect or are based upon or derived from the Confidential Information.

4.5.7	“Representatives” means, with respect to a Party, such Party’s Affiliates and their respective its directors, officers, employees, shareholders, agents, advisors, partners, professional consultants, potential lenders and financial and legal advisors retained for the purpose of the transaction contemplated hereunder.

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

4.5.8	The Confidential Information referred to in this Section 4.5 shall not include:

(a)	public information or information in the public domain at the time of receipt by the Purchaser or its Representatives;

(b)	information which becomes public through no fault or act of the Purchaser or its Representatives; and

(c)	as evidenced by written records, information in the possession of the Purchaser not provided solely by the Vendor or its Representatives from a source which is not bound by a confidentiality agreement or undertaking with the Vendor and not otherwise prohibited by contractual, legal or fiduciary obligation from transmitting the Confidential Information to the Purchaser.

4.5.9	Upon termination of this Agreement, (i) the Purchaser shall promptly deliver to the Vendor the Confidential Information other than the Notes, (ii) the Purchaser shall promptly destroy the Notes in a manner satisfactory to the Vendor and certify such destruction in writing and (iii) the Purchaser and its Representatives will immediately cease using access to any virtual data room set up by, or on behalf of, the Vendor, as the case may be. Any Confidential Information that cannot be returned or destroyed (including without limitation any oral Confidential Information) shall remain subject to this Agreement.

4.5.10	The Purchaser acknowledges that the Vendor may be irreparably harmed if any provision of this Section 4.5 is breached by the Purchaser or its Representatives, that monetary damages would not be a sufficient remedy for any such breach, and that in addition to all other remedies, the Vendor shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach. The Purchaser further agrees to waive, and to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy.

Section 4.6 Announcements

4.6.1	Both before and after the Acceptance Date and the Closing Date, neither the Vendor nor the Purchaser shall issue any press release or other public announcement or release information with respect to this Agreement to the press or the public unless the same has been mutually approved by the Vendor and the Purchaser, each acting reasonably, or such disclosure is in the good faith opinion of the Purchaser or the Vendor, as the case may be, required in order to comply with any Applicable Laws or the rules, orders or regulations of any stock exchange.

Article 5
Conditions Precedent

Section 5.1 Conditions for Vendor

5.1.1	The obligation of the Vendor to complete the agreement of purchase and sale constituted on the execution and delivery of this Agreement shall be subject to the following conditions:

(a)	Truth of Representation and Warranties. On Closing, the representations and warranties of the Purchaser set out in Section 7.2 shall be true and correct in all respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date (except that representations and warranties that are expressly made only as a specific date or as of the date hereof in each case need be true and correct only as of such date);

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

(b)	Performance of Covenants. On Closing, the Purchaser shall have fulfilled or performed at the times contemplated herein or complied in all material respects with all covenants contained in this Agreement to be fulfilled or complied with by it at or prior to Closing, including, without limitation, the payment of the Purchase Price in accordance with the provisions of Section 3.1 by no later than December 30, 2024 (or earlier if Closing occurs before such date); and

(c)	No Orders Delaying Closing. On Closing, there shall be no order issued delaying, restricting or preventing, and no pending or threatened Claim or judicial or administrative proceeding, or investigation against any party by any Person, for the purpose of enjoining, delaying, restricting or preventing, the consummation of the transactions contemplated herein or otherwise claiming that this Agreement or the consummation of the transactions contemplated herein is improper or would give rise to proceedings under any Applicable Laws.

5.1.2	The conditions set forth in this Section 5.1 are for the sole benefit of the Vendor and may be waived in whole or in part by the Vendor by notice to the Purchaser on or before the applicable date referred to above, without prejudice to its right to terminate this Agreement in the event of the non-satisfaction of any other condition or conditions not so waived.

Section 5.2 Conditions for Purchaser

5.2.1	The obligation of the Purchaser to complete the agreement of purchase and sale constituted on the execution and delivery of this Agreement shall be subject to the following conditions:

(a)	Truth of Representation and Warranties. On Closing, the representations and warranties of the Vendor set out in Section 7.1 shall be true and correct in all respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date (except that representations and warranties that are expressly made only as a specific date or as of the date hereof in each case need be true and correct only as of such date);

(b)	Performance of Covenants. On Closing, the Vendor shall have fulfilled or performed at the times contemplated herein or complied in all material respects with all covenants contained in this Agreement to be fulfilled or complied with by it at or prior to Closing;

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

(c)	Due Diligence Condition. On the Due Diligence Date, the Due Diligence Condition shall have been satisfied or waived in accordance with Section 4.3 and all conditions of Section 4.3 shall have been met;

(d)	No Orders Delaying Closing. On Closing, there shall be no order issued delaying, restricting or preventing, and no pending or threatened Claim or judicial or administrative proceeding, or investigation against any party by any Person, for the purpose of enjoining, delaying, restricting or preventing, the consummation of the transactions contemplated herein or otherwise claiming that this Agreement or the consummation of the transactions contemplated herein is improper or would give rise to proceedings under any Applicable Laws;

(e)	Encumbrances. On Closing, there shall have been no Encumbrances published against the Property between the Acceptance Date and the Closing Date, other than Permitted Encumbrances; and

(f)	Excluded Equipment and Decommissioning Work. All the Excluded Equipment shall have been removed from the Property and all Decommissioning Work shall have been fully completed on or prior to Closing.

5.2.2	The conditions set forth in this Section 5.2 are for the sole benefit of the Purchaser and may be waived in whole or in part by the Purchaser by notice to the Vendor on or before the applicable date referred to above, without prejudice to its right to terminate this Agreement in the event of the non-satisfaction of any other condition or conditions not so waived.

Section 5.3 Non-Satisfaction of Conditions

5.3.1	If any of the conditions set out in Section 5.1, are not satisfied or waived on or before the Closing Date, as such Closing Date may be extended pursuant to the provisions of this Agreement, the Vendor may by written notice to the Purchaser elect one of the following:

(a)	to extend the Closing Date as to such specific matters and for a period not to exceed thirty (30) days to satisfy itself with respect to the above conditions, and, if not obtained prior to the expiration of such thirty (30) day extension, to elect whether (b) or (c) below applies;

(b)	to waive such conditions and to close the transaction in accordance with the terms of this Agreement on the extended Closing Date; or

(c)	to terminate this Agreement by notice in writing to the Purchaser given on or before the applicable date for such condition, in which event this Agreement shall terminate, the Purchaser and the Vendor shall be released from all of their respective liabilities and obligations under this Agreement other than the Purchaser’s liabilities and obligations pursuant to Section 4.2.3, Section 4.3.3 and Section 4.5 and the Deposit shall be treated in accordance with the provisions of Section 3.6.3.

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

5.3.2	If any of the conditions set out in Section 5.2, except for the conditions set out in Section 5.2.1(c), are not satisfied or waived on or before the Closing Date, as such Closing Date may be extended pursuant to the provisions of this Agreement, the Purchaser may by written notice to the Vendor elect one of the following:

(a)	to extend the Closing Date as to such specific matters and for a period not to exceed thirty (30) days to satisfy itself with respect to the above conditions, and, if not obtained prior to the expiration of such thirty (30) day extension, to elect whether (b) or (c) below applies;

(b)	to waive such conditions and to close the transaction in accordance with the terms of this Agreement on the extended Closing Date; or

(c)	to terminate this Agreement by notice in writing to the Vendor given on or before the Closing Date, in which event this Agreement shall terminate, the Purchaser and the Vendor shall be released from all of their respective liabilities and obligations under this Agreement other than the Purchaser’s liabilities and obligations pursuant to Section 4.2.3, Section 4.3.3 and Section 4.5 and the Deposit shall be treated in accordance with the provisions of Section 3.6.3.

Section 5.4 Reasonable and Diligent Efforts to Satisfy Conditions

5.4.1	Each Party agrees to proceed in good faith and with promptness and reasonable diligence to attempt to satisfy those conditions contained in Section 5.1 and Section 5.2 that are within its control, acting reasonably, provided that the Purchaser may in its sole and unfettered discretion elect not to satisfy the conditions set out in Section 5.2.1(c).

5.4.2	The Purchaser and the Vendor shall proceed with diligence to settle all Closing Documents at least five (5) Business Days prior to the Closing Date.

Article 6
Closing Documents

Section 6.1 Vendor’s Closing Documents

6.1.1	On or before Closing, subject to the provisions of this Agreement, the Vendor shall execute or cause to be executed and shall deliver or cause to be delivered to the Purchaser’s Solicitors the following:

(a)	a certificate of the corporate secretary or other officer of the Vendor enclosing a certified copy of a resolution of the necessary governing authorities of the Vendor attesting to the due authorization of the transaction contemplated in this Agreement;

(b)	a deed of sale for the Property by the Vendor to the Purchaser conveying the Vendor’s rights, title and interest therein, in the form attached hereto as Error! Reference source not found. and in registrable form at the Purchaser’s sole cost and expense (the “Deed of Sale”);

(c)	the Books and Records;

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

(d)	a Bill of Sale from the Vendor to the Purchaser or as the Purchaser may direct, in each case conveying such interest in the Movables as the Vendor may possess but without warranty;

(e)	the Assignment of Warranties and copies of Warranties (to the extent the same is in the possession or control of the Vendor);

(f)	an acknowledgement of Adjustments made at Closing, attaching the statement of adjustments contemplated by the provisions of Section 3.4 together with an undertaking by the Vendor to readjust the Post-Closing Adjustments as provided in Section 3.3;

(g)	a certificate of the Vendor certifying that the representations and warranties of the Vendor in Section 7.1 are, subject to Section 7.5, true and correct in all material respects as of the Closing Date;

(h)	originals (where available) or copies of all Contracts (where the same is in the possession or control of the Vendor) for the Property;

(i)	a certificate from the Vendor setting out that the Vendor is not a “non-resident” of Canada within the meaning and purpose of Section 116 of the Tax Act;

(j)	all master keys and duplicate keys relating to the Buildings, all security cards and access cards relating to the Buildings, and all combinations to vaults and combination locks located in the Buildings;

(k)	copies of the Plans, to the extent the same are in the possession or control of the Vendor;

(l)	a joint instruction to the Escrow Agent with respect to the disbursement of the Closing Escrow Funds as required pursuant to the Escrow Agreement;

(m)	the Assignment and Assumption of Permitted Encumbrances; and

(n)	all other conveyances and other documents which the Purchaser has reasonably requested and the Vendor has agreed, acting reasonably, to give on or before the Closing Date to give effect to the proper transfer, assignment and conveyance of the Purchased Assets by the Vendor to the Purchaser.

Section 6.2 Purchaser’s Closing Documents

6.2.1	On or before the Closing Date, subject to the terms and conditions of this Agreement, the Purchaser shall execute or cause to be executed and shall deliver or cause to be delivered to the Escrow Agent the following:

(a)	the Balance and the Holdback Amount;

(b)	a certified copy of a resolution of the necessary governing authorities of the Purchaser attesting to the due authorization of the transaction contemplated in this Agreement;

(c)	the Deed of Sale;

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

(d)	a Bill of Sale from the Vendor to the Purchaser or as the Purchaser may direct, in each case conveying such interest in the Movables as the Vendor may possess but without warranty;

(e)	the Assignment of Warranties;

(f)	an acknowledgement of Adjustments made at Closing, attaching the statement of adjustments contemplated by the provisions of Section 3.4 together with an undertaking by the Purchaser to readjust the Post-Closing Adjustments as provided in Section 3.3;

(g)	a certificate of the Purchaser certifying that the representations and warranties of the Purchaser in Section 7.2 are true and correct in all material respects as of the Closing Date;

(h)	a joint instruction to the Escrow Agent with respect to the disbursement of the Closing Escrow Funds as required pursuant to the Escrow Agreement;

(i)	the GST/QST Certificate and Indemnity;

(j)	the Assignment and Assumption of Permitted Encumbrances; and

(k)	all other documents which are required and which the Vendor or the Escrow Agent has reasonably requested and the Purchaser has agreed, acting reasonably, to give on or before the Closing Date to give effect to this transaction.

Section 6.3 Transfer Taxes

6.3.1	The Purchaser shall pay all applicable GST, QST, mutation taxes, sales taxes, registration fees or other like charges properly payable on or in connection with the conveyance, transfer and purchase and sale of the Purchased Assets hereunder (collectively, the “Transfer Taxes”) as and when such Transfer Taxes are payable pursuant to the applicable taxing legislation. The Purchaser and the Vendor acknowledge and agree that the Purchase Price and all other amounts referenced herein are exclusive of all Transfer Taxes.

6.3.2	The Purchaser shall be responsible to pay the GST and the QST that are exigible with respect to the purchase and sale transaction contemplated by this Agreement. Provided that the Purchaser delivers to the Vendor the certificate and indemnity substantially in the form attached hereto as Schedule E (the “GST/QST Certificate and Indemnity”) together with proof of its GST and QST registration numbers on or before the Closing Date, the Vendor shall not charge and collect and the Purchaser shall not be obliged to pay to the Vendor any GST and QST applicable to the purchase and sale of the Property at Closing, but will remain exclusively liable for the said payment. The Purchaser hereby undertakes to self-assess and, if required, remit to the appropriate governmental authority the GST or QST related to the Property. For the avoidance of doubt, the Purchaser shall be obligated to pay to the Vendor GST and QST in respect of any portion of the Purchase Price allocated to the Purchased Assets other than the Property at Closing.

6.3.3	The Purchaser shall indemnify the Vendor for any Transfer Taxes, penalties, interest and/or other costs which may become payable by or be assessed against the Vendor or any and all Claims incurred, suffered or sustained by the Vendor in connection with Transfer Taxes payable on or in connection with the conveyance, transfer and purchase and sale of the Property.

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

Section 6.4 Registration and Other Costs

6.4.1	The Vendor and the Purchaser shall each be responsible for the costs of their own solicitors in respect of the transactions contemplated in this Agreement. The Purchaser shall be responsible for and pay, in addition to the Purchase Price, the fees of the executing notary, where applicable, all registration fees payable in respect of registration of any documents on or after Closing.

Section 6.5 Documents

6.5.1	All documents to be delivered by the Parties hereunder shall be in form and substance satisfactory to the Parties and their respective solicitors, in each case acting reasonably, provided that none of such documents shall contain covenants, representations or warranties which are in addition to or more onerous upon the Vendor or the Purchaser than those expressly set forth in this Agreement, or which are inconsistent or in conflict with Article 7.

Article 7
Representations, Warranties and Covenants

Section 7.1 Vendor’s Representations

7.1.1	The Vendor hereby represents and warrants to and in favour of the Purchaser that, as of the Acceptance Date:

(a)	Incorporation, Power and Capacity of Vendor. The Vendor is a corporation duly existing under the laws of its formation and has the necessary corporate authority, power and capacity to own the Purchased Assets which it owns and to enter into this Agreement and the documents and transactions contemplated herein and to carry out the agreement of purchase and sale constituted on the execution and delivery of this Agreement and the documents and transactions contemplated herein on the terms and conditions herein contained;

(b)	Corporate Authorization. The execution and delivery of, and the performance by the Vendor of, this Agreement and the Closing Documents to which it is a party and the completion of the transaction contemplated by this Agreement has been or, in the case of the Closing Documents, will be at Closing, duly authorized by all necessary corporate action on the part of the Vendor and constitute or, in the case of the Closing Documents, will constitute legal, valid and binding obligations of the Vendor enforceable against it in accordance with their respective terms subject to (A) bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors’ rights generally, and (B) the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court;

(c)	Non-Resident Status. The Vendor is not a non-resident of Canada within the meaning of Section 116 of the Income Tax Act (Canada) and Section 1102.1 of the Taxation Act (Quebec), or, as applicable, is a “Canadian Partnership” within the meaning of the said Acts, and the Vendor will receive the Purchase Price on Closing on its own account and not as agent, trustee, nominee or mandatary for any other Person;

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

(d)	No Conflict. The execution and delivery of and performance by the Vendor of this Agreement and the Closing Documents to which it is a party will not (with or without notice or lapse of time):

(i)	constitute or result in a violation or breach of, or conflict with, any of the terms or provisions of the constating documents or by-laws of the Vendor; or

(ii)	result in the violation of any Applicable Laws;

(e)	Bankruptcy, The Vendor (a) is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) or the Winding-up and Restructuring Act (Canada), (b) has not made an assignment in favor of its creditors or a proposal in bankruptcy to its creditors or any class thereof, (c) has not had any petition for a receiving order presented in respect of it, and (d) has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution;

(f)	No Nominee. The Vendor holds its rights, title and interest in and to the Purchased Assets for its own account, and not as mandatary, nominee, prête-nom, agent or registered title holder for any Person;

(g)	Required Authorizations of Governmental Authorities. There is no requirement to make any filing with, give any notice to, or obtain any Permit, authorization, consent or permit of, any Governmental Authority as a condition to the lawful completion of the transactions contemplated by this Agreement and the Closing Documents;

(h)	Tax Appeals. There are no realty tax appeals or reassessments pending with respect to the Property, or any portion thereof;

(i)	Employees. There are no employees employed by the Vendor who will become the responsibility of the Purchaser on or as a result of the Closing, or for whom Purchaser will incur any liabilities whatsoever, on or as a result of the Closing;

(j)	Permits. There are no Permits issued in the name of the Vendor relating to the operation of the Property which remain in effect.

(k)	No Options, etc. to Purchased Assets. Except for the Purchaser under this Agreement, no Person has any written or oral agreement, present or future, contingent or absolute, option, understanding or commitment, or any right (including a right of first refusal or other purchase right) or privilege capable of becoming such for the purchase or other acquisition of any of the Purchased Assets;

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

(l)	GST and QST. The Vendor is or shall be, at Closing, validly registered under Subdivision d of Division V of Part IX of the Excise Tax Act (Canada) for the purposes of GST and under Division I of Chapter VIII of Title I of the Act respecting the Quebec Sales Tax for the purposes of QST;

(m)	No Rights of Occupancy. There are no leases, licenses, agreements or options to lease or other tenancy agreements with respect to the Property which are currently in effect, and at Closing there will be no leases, licenses, agreements or options to lease or other tenancy agreements with respect to the Property which are in effect;

(n)	No Notice of Expropriation. No part of the Property has been expropriated by any Governmental Authority and the Vendor has not received any written notice or proceeding in respect of any expropriation of the Property or any part thereof;

(o)	No Notice of Non-Compliance. No written notice has been received by the Vendor which remains outstanding from any governmental or quasi-governmental authority advising of any defects in the construction of any building on the Property or any installations therein, or relating to any work order, deficiency or non-compliance with any building restrictions, zoning by-laws, fire codes, environmental legislation, other regulations or applicable laws in respect of the Property;

(p)	No Legal Hypothec. As at Closing, no Person will have a right to claim or file a construction, builders, mechanics or similar lien against the Purchased Assets or to register or publish a legal hypothec against the Property or any part thereof under the Civil Code of Quebec (the Vendor nevertheless acknowledging that if any such lien is claimed or filed, the Vendor shall be responsible at its sole expense for removing or vacating same). Any amount owed to any Person involved in the Decommissioning Work that has been invoiced to the Vendor has been fully paid by the Vendor.

(q)	Real Estate Taxes. All real property taxes due and owing to date with respect to the Property have been paid in full without subrogation;

(r)	No Litigation. There is no litigation or proceeding, including appeals and applications for review, in progress, against or relating to it, or affecting the Purchased Assets before any domestic court, governmental department, commission, board, bureau or agency, or arbitration panel, and there is not presently outstanding against it or the Purchased Assets any judgement, decree, injunction, rule or order of any court, governmental department, commission, agency or arbitrator which adversely affects the Purchased Assets. Any litigation or proceeding involving the Vendor and 9510-8528 Québec Inc. and/or 9506-6213 Québec Inc. which has not been settled by such parties does not affect the Purchased Assets in any manner;

(s)	Environmental Reports. The Vendor has or will have provided the Purchaser with all environmental audits and reports with respect to the Property in its possession or control and the Vendor has not received written notice of any Claims or any administrative or judicial judgments, orders or decrees that relate to violations of Environmental Laws with respect to the Property or any part thereof or to the release, discharge, emission or disposal of Hazardous Substances on, to, from or under the Property;

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

(t)	Certificate of Location. Since the acquisition of the Property by the Vendor on October 29, 2021, no new improvements have been made by the Vendor on the Lands and no external alterations or additions to the Buildings have been made by the Vendor, that would have been reflected in an up-to-date certificate of location prepared and issued by a land surveyor duly licensed in the Province of Québec.

(u)	Mutation Duties. Since March 16, 2016, there has been no transfer of any beneficial rights of ownership in and to the Property by the Vendor, by way of an off-title transfer or otherwise for which both (a) a disclosure notice has not been delivered to the appropriate municipality and (b) transfer duties (mutation taxes) have not been paid;

(v)	OFAC. The Vendor and Alexandria Real Estate Equities, Inc. are currently (a) in compliance with and shall at all times during the term of this Agreement remain in compliance with the regulations of the OFAC and the OFAC Rules, (b) not listed on, and shall not during the term of this Agreement be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules; and

(w)	AML Legislation. The Vendor is not in violation of any AML Legislation, is neither a Listed Designated Person nor is acting, directly or indirectly, on behalf of terrorists, terrorist organizations, narcotics traffickers or Listed Designated Persons, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable AML Legislation.

(x)	No Commissions. Except as otherwise provided in this Agreement, the Vendor has not incurred any liability to any real estate agent for fees and commissions in respect of the sale of the Purchased Assets to the Purchaser.

7.1.2	In the event that any of the above representations and warranties ceases to be true and correct, the Vendor agrees to advise the Purchaser forthwith. The foregoing representations and warranties are for the sole benefit of the Purchaser and may be waived by the Purchaser at any time in whole or in part.

7.1.3	For the foregoing purposes of this Section 7.1, “to the best of the Vendor’s knowledge and belief” or similar words means the actual knowledge of the following Representative of the Vendor: Eddie Rose.

7.1.4	All of the representations and warranties set out in this Section 7.1 are made solely as of the Acceptance Date and not as of any other date. The representations and warranties set out in this Section 7.1 shall be repeated as at the Closing Date, to be true and correct in all material respects as of such Closing Date, in the bring down certificates referred to in Section 6.1.1(g) (unless this Agreement is earlier terminated pursuant to the terms and conditions hereof).

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

Section 7.2 Purchaser’s Representations

7.2.1	The Purchaser hereby represents and warrants to and in favour of the Vendor that, as of the Acceptance Date:

(a)	Formation, Power and Capacity of Purchaser. The Purchaser is a limited partnership duly existing under the laws of its formation and the General Partner, its sole general partner, has the necessary corporate authority, power and capacity to purchase and own the Purchased Assets for and on behalf of the Purchaser to be sold to it and to enter into this Agreement and the documents and transactions contemplated herein and to carry out the agreement of purchase and sale constituted on the execution and delivery of this Agreement and the documents and transactions contemplated herein on the terms and conditions herein contained;

(b)	Corporate Authorization. The execution and delivery of, and the performance by the General Partner on behalf of the Purchaser of, this Agreement and the Closing Documents to which it is a party and the completion of the transaction contemplated by this Agreement has been or, in the case of the Closing Documents, will be at Closing, duly authorized by all necessary corporate action on the part of the General Partner on behalf of the Purchaser and constitute or, in the case of the Closing Documents, will constitute legal, valid and binding obligations of the Purchaser enforceable against it in accordance with their respective terms subject to (A) bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors’ rights generally, and (B) the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court;

(c)	No Conflict. The execution and delivery of and performance by the General Partner on behalf of the Purchaser of this Agreement and the Closing Documents to which it is a party will not (with or without notice or lapse of time):

(i)	constitute or result in a violation or breach of, or conflict with, any of the terms or provisions of the constating documents or by-laws of the Purchaser or the General Partner, as applicable;

(ii)	result in the violation of any Applicable Laws;

(d)	Bankruptcy, The Purchaser (a) is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) or the Winding-up and Restructuring Act (Canada), (b) has not made an assignment in favor of its creditors or a proposal in bankruptcy to its creditors or any class thereof, (c) has not had any petition for a receiving order presented in respect of it, and (d) has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution;

(e)	Required Authorizations of Governmental Authorities. There is no requirement to make any filing with, give any notice to, or obtain any authorization, consent or permit of, any Governmental Authority as a condition to the lawful completion of the transactions contemplated by this Agreement and the Closing Documents;

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

(f)	GST and QST. The Purchaser shall be, at Closing, validly registered under Subdivision d of Division V of Part IX of the Excise Tax Act (Canada) for the purposes of GST and under Division I of Chapter VIII of Title I of the Act respecting the Quebec Sales Tax for the purposes of QST;

(g)	Residency. The Purchaser is a WTO Investor and is not a “state-owned enterprise”, in each case within the meaning of the Investment Canada Act (Canada);

(h)	OFAC. The Purchaser and all beneficial owners of the Purchaser are currently (a) in compliance with and shall at all times during the term of this Agreement remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of this Agreement be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules;

(i)	No Commissions. Except as otherwise provided in this Agreement, the Purchaser has not incurred any liability to any real estate agent for fees and commissions in respect of the sale of the Purchased Assets to the Purchaser;

(j)	AML Legislation. The Purchaser is not in violation of any AML Legislation, is neither a Listed Designated Person nor is acting, directly or indirectly, on behalf of terrorists, terrorist organizations, narcotics traffickers or Listed Designated Persons, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable AML Legislation; and

(k)	Financial Resources. The Purchaser has the requisite financial resources to complete the Transaction and pay the Purchase Price, the Purchaser declaring and accepting that the Transaction is in no way subject to financing.

7.2.2	The foregoing representations and warranties are for the sole benefit of the Vendor and may be waived by the Vendor at any time in whole or in part.

7.2.3	All of the representations and warranties set out in this Section 7.2 are made solely as of the Acceptance Date and not as of any other date. The representations and warranties set out in this Section 7.2 shall be repeated as at the Closing Date, to be true and correct in all respects as of such Closing Date, in the bring down certificates referred to in Section 6.2.1(g) (unless this Agreement is earlier terminated pursuant to the terms and conditions hereof).

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

Section 7.3 Survival of Representations

7.3.1	The representations and warranties of the Vendor and the Purchaser contained in this Agreement or contained in any document or certificate given pursuant hereto shall survive the Closing of the transaction herein contemplated and shall continue in full force and effect for the benefit of the respective Parties for twelve (12) months from the day of Closing (“Release Date”), following which date none of the Parties may bring an action or commence any claim for a breach of such representations or warranties; provided, however, that: there shall be no termination of any representation or warranty with respect to which a bona fide claim has been asserted if the Party making the said claim has notified in writing the other Party hereto of such claim in reasonable detail on or prior to the Release Date.

7.3.2	Until the Release Date, and, if applicable, payment or disposition in a final non-appealable judgment by a court of competent jurisdiction of all Claims made by the Purchaser under this Agreement, the Vendor shall remain in existence and in good standing in its jurisdiction of incorporation, and shall maintain a liquid net worth in an amount equal to or greater than the Cap (the “Existence and Net Worth Covenant”). The Vendor shall provide reasonable evidence of its satisfaction of the Existence and Net Worth Covenant within fifteen (15) days after written request therefor from the Purchaser at any time prior to the Release Date (provided the Vendor shall not be required to deliver such evidence more than one (1) time). This Section 7.3.2 shall survive Closing.

Section 7.4 As is, Where is

7.4.1	The Purchaser acknowledges that, except as expressly set forth in this Agreement, there are no agreements, representations, promises, warranties, guarantees or conditions of any kind whatsoever, statutory or otherwise, express or implied, with respect to the Purchased Assets, including, without limiting the generality of the foregoing, any representations, warranties or conditions, either express or implied, as to title, quality, legal description, value, state of repair, latent defects, physical condition, environmental condition, presence or absence of any and all Hazardous Substances in, on or under the Property or migrating therefrom or thereon, financial matters, leases, offers to lease, contracts, zoning, permitted uses, suitability for development, marketability, merchantability, fitness for purpose, governmental compliance, compliance with laws, by-laws or regulations, third party rights, threatened claims or litigation, or in respect of any other matter or thing whatsoever, and the Vendor specifically negates and disclaims the same. The Purchaser further acknowledges that it is executing this Agreement on the basis that, as purchaser, it has relied and will continue to rely entirely and solely on:

(a)	the representations and warranties of the Vendor set out in Section 7.1; and

(b)	its own inspections and investigations of the Purchased Assets.

7.4.2	In accordance with and subject to the foregoing and for greater certainty, the Purchaser agrees that the Purchased Assets will be sold by the Vendor at Closing, but after the Purchaser has conducted its due diligence, without legal or conventional warranty of quality or ownership on an “as is, where is” basis, at the Purchaser’s risk and peril, and that the Vendor is not a professional seller within the meaning of the Civil Code of Québec.

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

Section 7.5 Disclosure of Information

7.5.1	If the Vendor or the Purchaser has actual knowledge or information prior to Closing of matters then existing which, in the opinion of the Vendor or the Purchaser, as the case may be, acting reasonably, materially affects the accuracy of the representations and warranties of the Vendor or the contents of any certificates of the Vendor to be delivered pursuant to the terms hereof, then the Vendor or the Purchaser, as the case may be, shall immediately communicate such information to the other(s) by way of a notice specifically referring to the representation and warranty or certificate. If the Vendor delivers or the Purchaser delivers such notice regarding such knowledge or information on or prior to the Due Diligence Date and the Purchaser nonetheless delivers a notice to the effect that its Due Diligence Condition has been satisfied or waived, subject to the other terms and conditions of this Agreement, the transaction herein contemplated shall be completed, provided that the certificate of the Vendor to be delivered pursuant to Section 6.1.1(g) shall reflect such knowledge or information and the Purchaser shall be deemed to have waived any and all Claims for damages or Breach relating to any such inaccuracy in any such representation and warranty.

7.5.2	If the Purchaser elects to deliver a notice to the effect that its Due Diligence Condition has been satisfied or waived, then the Purchaser shall be deemed to have accepted for all purposes all matters which have been disclosed to the Purchaser prior to the Due Diligence Date and if any representation or warranty of the Vendor is incorrect or inaccurate but the instrument, circumstance, action, omission, matter or issue which causes such representation or warranty to be incorrect or inaccurate has been disclosed to the Purchaser (in the Due Diligence Documents, through the data room or by email) by the Vendor or its representatives prior to the Due Diligence Date, then such representation and warranty and the certificate of the Vendor to be delivered pursuant to Section 6.1.1(g) shall be deemed to have been qualified by reference to such instrument, circumstance, matter or issue.

7.5.3	If the Vendor delivers or the Purchaser delivers the notice referred to in Section 7.5.1 after the Due Diligence Date and before Closing, or if the Purchaser obtains such knowledge or information on or after the Due Diligence Date and before Closing and if the information revealed by such knowledge or information is such that the closing condition set out in Section 5.2.1(a) would not be met, the Purchaser shall provide notice to the Vendor forthwith upon receiving such notice or obtaining such knowledge or information as to whether it wishes to complete the transaction notwithstanding such knowledge or information.

(a)	If the Purchaser advises in its notice that it wishes to complete the transaction, then, subject to the other terms and conditions of this Agreement, the transaction shall be completed without prejudice to the Purchaser’s rights in law or in equity, provided that the certificate of the Vendor to be delivered pursuant to Section 6.1.1(g) shall reflect such knowledge or information.

(b)	If the Purchaser advises in its notice that it does not wish to complete the transaction, the Vendor shall have, at its option, by notice to the Purchaser to be given within two (2) Business Days after receipt of the notice from the Purchaser referred to above, an additional fifteen (15) days to take whatever steps are necessary to satisfy the Purchaser in respect of the subject matter in question, and in such case the Closing Date shall be automatically extended for fifteen (15) days. If the Vendor does not provide such notice, or if it is not able to so satisfy the Purchaser within such fifteen (15) day period, then this Agreement shall terminate, the Purchaser and the Vendor shall be released from all of their respective liabilities and obligations under this Agreement other than the Purchaser’s liabilities and obligations pursuant to Section 4.2.3, Section 4.3.3 and Section 4.5 and the Deposit shall be treated in accordance with the provisions of Section 3.6.3, unless the Purchaser elects to rescind its notice and to complete the transaction notwithstanding such knowledge or information, in which case, subject to the other terms and conditions of this Agreement, the transaction shall be completed without prejudice to the Purchaser’s rights in law or in equity, provided that the certificate of the Vendor to be delivered pursuant to Section 6.1.1(g) shall reflect such knowledge or information.

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

Section 7.6 Indemnification for Claims relating to the Purchased Assets

7.6.1	Provided Closing occurs, the Purchaser shall hold harmless and indemnify the Vendor in respect of all Claims: (i) in any way relating to the Assumed Liabilities that relate to the period from and after the Closing Date; or (ii) resulting from a Breach by the Purchaser where a Claim in respect of such Breach is made in accordance with the terms of this Section 7.6.

7.6.2	The Vendor shall hold harmless and indemnify the Purchaser in respect of all Claims: (i) in any way relating to the Excluded Assets or the Excluded Liabilities; or (ii) resulting from a Breach by the Vendor where a Claim in respect of such Breach is made in accordance with this Section 7.6.

7.6.3	The claiming Party shall give written notice to the other Party of each Breach, together with such details thereof as are then in its possession, promptly.

7.6.4	Notwithstanding Section 7.6.2, the Vendor shall be liable for Claims arising out of a Breach of its representations and warranties set out in this Agreement or in any Closing Document only if the aggregate of all Claims made by the Purchaser in connection with Breaches of representations and warranties by the Vendor equals FIFTY THOUSAND dollars ($50,000.00) or more in the aggregate (such minimum amount being referred to as the “Basket”), it being understood that: (a) if the Basket in Claims for Breaches of representations and warranties is not reached by the Release Date, the Purchaser shall have no rights after such date to pursue any Claims; (b) if the Basket in Claims for Breaches of representations and warranties is reached prior to the Release Date, the Purchaser shall be entitled to pursue and recover the full amount of such Claims (and not only the portion thereof in excess of the Basket), and (c) the Basket shall not apply to any Claims pursuant to Section 7.7.

7.6.5	In all cases, the liability of the Vendor for Claims arising out of Breaches of its covenants, representations and warranties set out in this Agreement or in any Closing Document (other than any Claims pursuant to Section 7.7) shall not exceed an aggregate maximum amount of FIVE MILLION TWENTY-FIVE THOUSAND dollars ($5,025,000.00), provided however, that the foregoing limitation shall not apply to any Breach caused by gross or intentional fault, wilful misconduct or fraud (such aggregate maximum amount being referred to as the “Cap”).

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

Section 7.7 Excluded Equipment and Decommissioning Work Indemnity

7.7.1	Notwithstanding any other provision of this Agreement, the Vendor shall hold harmless and indemnify the Purchaser in respect of all Claims (including, without limitation, costs for remediation, restoration, clean-up, treatment, monitoring, containment and removal relating in any way to Hazardous Substances and other any corrective measures relating to the Property, including testing costs in connection with the performance of such work, but excluding costs for investigations prior to the identification of the Claims) in any way relating to (A) the Excluded Equipment and any work conducted to remove the Excluded Equipment from the Property, or (B) the Decommissioning Work; the whole to the extent that (i) such Claims result directly from items (A) and (B) as evidenced by a qualified environmental expert, and (ii) being understood that the Vendor’s indemnification obligation under this Section 7.7 shall be limited to the presence of Hazardous Substances exceeding, for the soil, applicable standards for commercial and/or industrial use and, for the groundwater, the criteria for resurgence into surface water (résurgence dans l’eau de surface), in each case as set forth in the Guide d’intervention – Protection des sols et réhabilitation des terrains contaminés published by the Québec Ministry of the Environment, Fight against Climate Change, Wildlife and Parks (Ministère de l’Environnement, de la Lutte contre les changements climatiques, de la Faune et des Parcs), as amended, modified, replaced or supplemented from time to time.

7.7.2	If the Purchaser makes a Claim under Section 7.7.1, the provisions of this Section 7.7.2 shall apply. The Purchaser shall give written notice to the Vendor of such Claim, together with such details thereof as are then in its possession. Following receipt of such notice, the Vendor shall have thirty (30) days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Purchaser shall make available to the Vendor the information relied upon by the Purchaser to substantiate such Claim. The Vendor reserves the right to retain a third-party professional environmental advisor to evaluate any such Claim from the Purchaser. If the Vendor does not object to such Claim within the said thirty (30)-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Vendor shall promptly pay to the Purchaser the full agreed-upon amount of the Claim.

7.7.3	If the Vendor wishes to object to such Claim within the said thirty (30)-day period (or any mutually agreed upon extension thereof), then the Vendor shall notify Purchaser in writing by sending a notice of objection including the information relied upon by the Vendor to substantiate such objection and the Vendor shall make available to the Purchaser all such other information and assistance as the Purchaser or its professional advisors may reasonably request. The Purchaser reserves the right to retain a third-party professional environmental advisor to evaluate any such objection from the Vendor. If both parties agree in writing within thirty (30) days following delivery by the Vendor of such objection (the “Objection Period”) (or any mutually agreed upon extension thereof) to the validity and amount of such Claim (or mutually agreed upon modification of such Claim), the Vendor shall promptly pay to the Purchaser the full agreed-upon amount of the Claim.

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

7.7.4	If the Purchaser and the Vendor are unable to resolve all of their disagreements with respect to such Claim within the Objection Period (or any mutually agreed upon extension thereof), then they shall refer their remaining differences to a mutually agreeable independent environmental expert of national recognition in Canada and Quebec acceptable to both the Purchaser and the Vendor to endeavor to resolve the dispute (such expert being referred to as the “Environmental Expert”), who shall, acting as an expert and not as an arbitrator, issue an advisory determination as to the matters so submitted, taking into consideration applicable Environmental Laws and this Agreement, provided that, if the parties, acting reasonably, cannot agree on an Environmental Expert within thirty (30) days following the expiry of the Objection Period, then the matter shall be referred to a court of competition jurisdiction. The procedure and schedule under which any dispute shall be submitted to the Environmental Expert shall be as follows:

(a)	Within sixty (60) days after the engagement of the Environmental Expert, the Purchaser and the Vendor shall each deliver any unresolved elements of the Vendor’s objection to the Environmental Expert in writing (with a copy to the other party), supported by any documents and/or affidavits upon which such party relies.

(b)	Within sixty (60) days following the submission of the unresolved elements as specified in sub-clause (i) above, the Purchaser and the Vendor shall each submit their respective responses to the Environmental Expert in writing (with a copy to the other party), supported by any documents and/or affidavits upon which such party relies.

(c)	The Environmental Expert shall deliver its written determination to the Vendor and the Purchaser no later than the sixtieth (60th) day following the submission of the responses specified in sub-clause (b) above, or such longer period of time as the Environmental Expert determines is reasonably necessary with the consent of the Purchaser and the Vendor, provided that such extended period shall be no longer than an additional fifteen (15) days, failing which such matter shall be referred to a court of competent jurisdiction.

7.7.5	If the Purchaser and the Vendor are unable to resolve their disagreements with respect to the unresolved elements of the Vendor’s objection within thirty (30) days following the written determination referred to in sub-clause (c) above (or any mutually agreed upon extension thereof), the matter shall be referred to a court of competent jurisdiction. If both parties agree in writing within thirty (30) days following the written determination referred to in sub-clause (c) period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim (or mutually agreed upon modification of such Claim), the Vendor shall promptly pay to the Purchaser the full agreed-upon amount of the Claim. The Environmental Expert’s determination shall be advisory in nature and shall be without prejudice, privileged and confidential and the parties hereby agree that such determination shall not be admissible in any court proceeding with respect to this Agreement. The Vendor and the Purchaser shall make readily available to the Environmental Expert all relevant books and records and any work papers relating to the matters submitted to the Environmental Expert and all other items reasonably required by the Environmental Expert. The Purchaser and the Vendor shall each bear the fees of their respective counsel and other representatives incurred in connection with the determination of the Claims referenced in this Section 7.7. Any expenses relating to the engagement of the Environmental Expert shall be allocated equally between the Purchaser and the Vendor.

7.7.6	Notwithstanding any other provision of this Agreement, the indemnity set out in Section 7.7 shall survive the Closing of the transaction herein contemplated and shall continue in full force and effect for the benefit of the Purchaser for six (6) months from the day of Closing (“Indemnity Release Date”); provided, however, that there shall be no termination of such indemnity if a bona fide claim has been asserted if the Purchaser has notified in writing the Vendor of such claim as contemplated in Section 7.7.2 above on or prior to the Indemnity Release Date.

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

7.7.7	The liability of the Vendor for Claims arising out of the indemnity set out in Section 7.7 shall not exceed an aggregate maximum amount of TWO MILLION DOLLARS ($2,000,000.00), provided however, that the foregoing limitation shall not apply to any Claim caused by gross or intentional fault, wilful misconduct or fraud.

7.7.8	To the extent any Claims by the Purchaser require payment of amounts by the Vendor on the indemnity contained in Section 7.7, then the Purchaser shall be entitled to indemnification: (i) first from the Holdback Amount; and (ii) if and to the extent that the Holdback Amount has been exhausted or disbursed pursuant to Section 7.7, from the Vendor.

Section 7.8 Third Party Claims

7.8.1	In the case of a Claim originating from a Person other than a Party hereto or an Affiliate thereof (a “Third Party Claim”), the Party seeking indemnification hereunder in respect thereof (the “Indemnified Party”) shall give written notice to the Party from whom indemnification is sought (the “Indemnifying Party”) of any such Third Party Claim forthwith after receiving notice thereof. If the Indemnified Party fails to give such written notice to the Indemnifying Party, such failure shall not preclude the Indemnified Party from demanding indemnification from the Indemnifying Party, but its right to indemnification may be reduced to the extent that such delay prejudiced the defence of the Third Party Claim or increased the amount of liability or the cost of the defence.

7.8.2	The Indemnifying Party shall have the right, by written notice to the Indemnified Party given not later than thirty (30) days after receipt of the notice referred to in Section 7.8.1, to assume the control of the defence, compromise or settlement of the Third Party Claim.

7.8.3	Upon the assumption of control of any Third Party Claim by the Indemnifying Party, the Indemnifying Party shall diligently proceed with the defence, compromise or settlement of the Third Party Claim at its sole expense, including, if necessary, employment of counsel reasonably satisfactory to the Indemnified Party and, in connection therewith, the Indemnified Party shall co-operate fully (but at the expense of the Indemnifying Party with respect to any reasonable out-of-pocket expenses incurred by the Indemnified Party) to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party’s control, make such assignments and take such other steps as in the opinion of counsel for the Indemnifying Party, acting reasonably, are reasonably necessary to enable the Indemnifying Party to conduct such defence. The Indemnified Party shall have the right to participate in the negotiation, settlement or defence of any Third Party Claim at its own expense. Moreover, if the Indemnifying Party assumes control of a Third Party Claim, the Indemnified Party shall not pay, or permit to be paid, any part of the Third Party Claim unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party, subject to the last sentence of Section 7.8.4, withdraws from the defence of such Third Party Claim or unless a final judgement from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party in respect of such Third Party Claim.

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

7.8.4	If the Indemnifying Party fails to give written notice to the Indemnified Party as contemplated by Section 7.8.2, the Indemnified Party shall be entitled to make such settlement of the Third Party Claim, or otherwise deal therewith, as it deems appropriate, acting reasonably, and such settlement or any other final determination of the claim or demand shall be binding upon the Indemnifying Party. If the Indemnifying Party fails to defend or, if after commencing or undertaking such defence, fails to prosecute or withdraws from such defence, the Indemnified Party shall have the right to undertake the defence or settlement thereof. If the Indemnified Party assumes the defence of any Third Party Claim and proposes to settle it prior to a final judgement thereon or to forego any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof, and the Indemnifying Party shall have the right, acting diligently, to participate in the settlement or assume or reassume the defence of such Third Party Claim.

Article 8
Operation until Closing

Section 8.1 Operation Before Closing

8.1.1	From the Acceptance Date until Closing, the Vendor shall operate the Property in substantially the same manner as it has prior to the date hereof and, in any event, in accordance with standard business and management practices as would a prudent owner of comparable properties. The Vendor shall keep and maintain any insurance currently on the Property, if any, and no change shall be made to such insurance, nor will such insurance be terminated or allowed to expire.

8.1.2	The Vendor covenants and agrees with the Purchaser that if a work order, deficiency notice or other directive from a Governmental Authority is received after the Due Diligence Date of any defect or deficiency in the construction, state of repair or state of completion of the Property or ordering or directing that any alteration, repair, improvement or other work to be done or relating to any non-compliance, or failure to complete an inspection pertaining to any building permit, building or land use by-law, ordinance or regulation (in each case, a “Work Order”), a copy of such notice shall be delivered to the Purchaser and the Vendor shall comply with same prior to Closing at its expense and deliver evidence of such compliance to the Purchaser.

8.1.3	Notwithstanding Section 8.1.1, the Vendor shall not make any capital improvements to the Property from and after the date hereof other than (i) in the case of an emergency or (ii) in respect of the capital projects disclosed to the Purchaser in the Due Diligence Documents, without the prior written approval of the Purchaser, which approval will not be unreasonably withheld or delayed.

Section 8.2 Damage Before Closing

8.2.1	The interest of the Vendor in and to the Buildings being purchased, acquired and assumed by the Purchaser pursuant to the terms and conditions of this Agreement shall be at the risk of the Vendor until Closing. It is agreed, for greater certainty, that the Vendor shall not cause or consent to the demolition or alteration of any of the Buildings.

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

8.2.2	If any material physical loss or damage occurs before Closing to any of the Buildings, the amount or cost of which is in excess of ONE MILLION SIX HUNDRED SEVENTY-FIVE THOUSAND DOLLARS ($1,675,000.00) (such loss or damage to be determined by the Vendor’s arm’s length, independent architect, engineer or other qualified expert), the Purchaser, within ten (10) days after disclosure to the Purchaser by the Vendor of the loss or damage and the extent thereof, at its option, shall by notice in writing to the Vendor elect either (i) to complete the purchase of the Property, in which event the Purchaser shall be entitled to all proceeds of insurance, if any, and shall assume any deductibles in respect of the loss or damage and the Vendor shall pay or give a credit to the Purchaser for any deductibles in respect of such loss or damage, or (ii) not to complete the purchase of the Property, in which event this Agreement shall terminate, the Purchaser and the Vendor shall be released from all of their respective liabilities and obligations under this Agreement other than the Purchaser’s liabilities and obligations pursuant to Section 4.2.3, Section 4.3.3 and Section 4.5 and the Deposit shall be treated in accordance with the provisions of Section 3.6.3. If the Purchaser does not provide the Vendor with notice of its election prior to the expiry of said ten (10) day delay, then the Purchaser shall be deemed to have elected not to complete the purchase of the Property and the other Purchased Assets in accordance with the above. If any loss or damage to the Buildings occurs within ten (10) days prior to Closing, the Closing Date will be extended by a period sufficient for the foregoing election to be made by the Purchaser in the manner and within the time therefor as aforesaid.

8.2.3	If any loss or damage to the Buildings occurs, the amount or cost of which is less than ONE MILLION SIX HUNDRED SEVENTY-FIVE THOUSAND DOLLARS ($1,675,000.00) (such loss or damage to be determined by the Vendor’s arm’s length, independent architect, engineer or other qualified expert), then neither Party shall have any right to terminate this Agreement by virtue thereof, and the Vendor shall have the option to either (i) repair any such loss or damage and return the Property to substantially the same condition as it was prior to such damage at its expense prior to the Closing or (ii) elect to grant the Purchaser a credit for the amount of such loss or damage by way of Adjustments at Closing (which Adjustments shall be subject to Post-Closing Adjustments in accordance with the terms of this Agreement) and the Parties shall complete the purchase of the Property and all other Purchased Assets.

Section 8.3 Expropriation

8.3.1	If any material portion of the Property valued at ONE MILLION SIX HUNDRED SEVENTY-FIVE THOUSAND DOLLARS ($1,675,000.00) or more (such expropriated value to be determined by the Vendor’s arm’s length qualified expert) is expropriated by Governmental Authorities before Closing, the Vendor shall give notice to the Purchaser as soon as practicable after being aware of such expropriation and the Purchaser shall have the right by notice given to the Vendor within ten (10) days following receipt of notice from the Vendor regarding such expropriation, to elect either:

(a)	to take the damages awarded or compensation, as the case may be, in respect of such expropriation and complete the purchase of the Property and other the Purchased Assets; or

(b)	not complete the purchase of the Property, in which event this Agreement shall terminate, the Purchaser and the Vendor shall be released from all of their respective liabilities and obligations under this Agreement other than the Purchaser’s liabilities and obligations pursuant to Section 4.2.3, Section 4.3.3 and Section 4.5 and the Deposit shall be treated in accordance with the provisions of Section 3.6.3.

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

8.3.2	If the Purchaser does not provide the Vendor with notice of its election prior to the expiry of said ten (10) day delay, then the Purchaser shall be deemed to not have elected to complete the purchase of the Property and the other Purchased Assets in accordance with the above. If any expropriation of the Property occurs within ten (10) days prior to Closing, the Closing Date will be extended by a period sufficient for the foregoing election to be made by the Purchaser in the manner and within the time therefor as aforesaid.

Section 8.4 New Leases

8.4.1	From the Acceptance Date until Closing, the Vendor shall not enter onto any Leases with respect to any portion of the Property.

Section 8.5 Contracts and Permits

8.5.1	The Vendor shall terminate (or amend so that they no longer relate to the Property) all Contracts at its expense on or before Closing.

8.5.2	Notwithstanding anything herein contained, on Closing, the Vendor shall assign and the Purchaser shall assume all of the Vendor’s interest in all of the Warranties.

8.5.3	Nothing in this Agreement shall be construed as an assignment of, or an attempt to assign, directly or indirectly, to the Purchaser, any Permit or Warranty which is (i) not assignable, or (ii) not assignable without the approval or consent of the other party or parties thereto, without first obtaining such approval or consent. The failure to obtain any such approval or consent, or the fact that a Permit or Warranty is not assignable, shall not entitle the Purchaser to terminate this Agreement or to any other right or remedy whatsoever. With respect to any Permit or Warranty which is not assignable or is only assignable with consent, the Vendor shall, at the request of the Purchaser and in each case at the Purchaser’s expense:

(a)	apply for and use commercially reasonable efforts to obtain all such consents or approvals, in a form satisfactory to the Purchaser, acting reasonably, provided that nothing herein shall require the Vendor to make any payment to any other party to any of the Permits or Warranties; and

(b)	cooperate with the Purchaser in any reasonable and lawful arrangements designed to provide the benefits of such non-assignable Permits or Warranties to the Purchaser including, without limitation, holding any such Permits or Warranties in trust for the Purchaser or acting as agent for the Purchaser, provided that pursuant to such arrangements the Purchaser will grant in favour of the Vendor an indemnity for all obligations or liabilities incurred thereunder or in connection therewith after the Closing Date.

8.5.4	Notwithstanding any other term or condition of this Agreement, on or before Closing all of the management agreements and other agreements with parties not at arm’s length to the Vendor which relate to the Property shall be terminated and the Vendor shall be responsible for all costs associated with the termination of such management or other agreements.

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

8.5.5	The failure by the Purchaser to obtain, before or after Closing, any Permits required for the Purchased Assets, their ownership, their operation and the conduct of business at the Property shall not be a condition of Closing and shall not entitle the Purchaser to terminate this Agreement or to any other right or remedy whatsoever.

8.5.6	From and after the Due Diligence Date, the Vendor and the Purchaser shall, at Purchaser’s costs, diligently take all steps required to allow all Permits to be transferred to the Purchaser, where applicable, or to allow the Purchaser to obtain any Permits required from and after Closing.

Article 9
General

Section 9.1 Applicable Law and Forum

9.1.1	This Agreement shall be construed and enforced in accordance with the laws of the Province of Quebec and the laws of Canada applicable in the Province of Quebec (excluding any conflict of laws rules or principles which might refer such interpretation to the laws of another jurisdiction). Each Party irrevocably submits to the exclusive jurisdiction of the courts of Québec and the judicial district of Montreal with respect to any matter arising hereunder.

Section 9.2 Invalidity

9.2.1	If any covenant, obligation, agreement or part thereof or the application thereof to any Person or circumstance, to any extent, shall be invalid or unenforceable, the remainder of this Agreement or the application of such covenant, obligation or agreement or part thereof to any Person, party or circumstance, other than those to which it is held invalid or unenforceable, shall not be affected thereby. Each covenant, obligation and agreement in this Agreement shall be separately valid and enforceable to the fullest extent permitted by law.

Section 9.3 Amendment of Agreement

9.3.1	No supplement, modification, waiver or termination (other than a termination pursuant to Section 4.3, Section 5.3, Section 7.5, Section 8.2 or Section 8.3) of this Agreement shall be binding unless executed in writing by the Parties hereto in the same manner as the execution of this Agreement.

Section 9.4 Time of the Essence

9.4.1	Time shall be of the essence of this Agreement and the transactions contemplated herein. If a Party is bound to perform an obligation hereunder within a specific timeframe, the simple lapsing of time shall place that Party in default. Where anything is required to be done under this Agreement on a day that is not a Business Day, then the day for such thing to be done shall be the next following Business Day.

Section 9.5 Further Assurances

9.5.1	Each of the Parties hereto shall from time to time hereafter, and upon any reasonable request of the other, execute and deliver, make or cause to be made, all such further acts, deeds, assurances and things as may be required or necessary to more effectually implement and carry out the true intent and meaning of this Agreement.

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

Section 9.6 Entire Agreement

9.6.1	This Agreement and any agreements, instruments and other documents herein contemplated to be entered into between, by or including the Parties hereto constitute the entire agreement between the Parties hereto pertaining to the agreement of purchase and sale provided for herein and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, with respect thereto and there are no other conditions, warranties or representations and no other agreements between the Parties hereto in connection with the agreement of purchase and sale provided for herein except as specifically set forth in this Agreement or the Schedules attached hereto. For greater certainty, all disclosure made in or pursuant to this Agreement is subject to the provisions of Section 4.5.

Section 9.7 Waiver

9.7.1	No waiver of any of the provisions of this Agreement shall constitute or shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall any waiver constitute a continuing waiver unless otherwise expressed or provided.

Section 9.8 Effect of Termination of Agreement

9.8.1	Notwithstanding the termination of this Agreement for any reason, the Purchaser shall remain obligated to comply with its obligations to return documents (Section 4.5) and to repair and restore the Purchased Assets and to indemnify the Vendor (Section 4.2) and all Parties shall remain obligated pursuant to the confidentiality provisions contained in Section 4.5.

Section 9.9 Legal Fees/Real Estate Commission

9.9.1	Each of the Parties hereto shall be responsible for its own fees and costs (including legal fees) incurred in connection with the transaction contemplated herein.

9.9.2	The Vendor shall be responsible for any commissions payable to CBRE Limited, with respect to the transaction contemplated under this Agreement and the Purchaser shall be responsible for any fees on commissions payable to other agents that it may retain to act for it, or who introduce the Property to the Purchaser.

Section 9.10 Solicitors as Agents and Tender

9.10.1	Any notice, approval, waiver, agreement, instrument, document or communication permitted, required or contemplated in this Agreement may be given or delivered and accepted or received by the Purchaser’s Solicitors on behalf of the Purchaser and by the Vendor’s Solicitors on behalf of the Vendor and any tender of Closing Documents and the Balance may be made upon the Vendor’s Solicitors and the Purchaser’s Solicitors, as the case may be.

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

Section 9.11 Survival

9.11.1	Subject to Section 7.3 hereof, this Agreement and all covenants herein shall survive the Closing Date and shall remain in full force and effect thereafter in accordance with its terms.

Section 9.12 Successors and Assigns

9.12.1	All of the covenants and agreements in this Agreement shall be binding upon the Parties hereto and their respective successors and permitted assigns and shall enure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns.

Section 9.13 Assignment

9.13.1	Notwithstanding any other provision of this Agreement, the Purchaser shall not assign, directly or indirectly, its rights and/or obligations hereunder (including the direction of legal or beneficial title to any Purchased Assets, or part thereof, on Closing) without the prior written consent of the Vendor, which consent may be granted or withheld by the Vendor in its sole, absolute and subjective discretion. Notwithstanding the foregoing, the Purchaser may assign this Agreement without the consent of the Vendor to an Affiliate, provided that the initial Purchaser entity hereunder shall remain solidarily liable with such Affiliate for all obligations and liabilities to the Vendor under this Agreement.

Section 9.14 Privacy Legislation

9.14.1	Each of the parties shall comply with all federal and provincial privacy legislation now or hereinafter in effect with respect to all information, documents, agreements and/or reports whatsoever provided by or on behalf of one of the parties hereto to the other, and each Party shall indemnify the other from and against any and all costs, expenses, losses, claims or liabilities whatsoever which such other Party may incur as a result of any violation of any privacy legislation by the breaching Party or those for whom it is in law responsible.

Section 9.15 Notice

9.15.1	Any notice to be given by either Party hereto to the other pursuant to this Agreement shall be in writing and delivered by hand, courier or electronic transmission with receipt confirmed by the recipient (“email”) addressed to:

the Purchaser at:	Enovum Data Centers MTL II, L.P. D-3195 RD Bedford Montréal (Québec) H3S 1G3 Canada Attention: Bryan Bullet / Simon Hamelin-Choquette E-mail: bryan@bit-digital.com / shchoquette@enovumdc.com

with a copy to:	Davies Ward Phillips & Vineberg LLP 1501 McGill College Avenue Montréal, QC, H3A 3N9 Canada 27th Floor Attention: Florence Simard / Matthew Hendy E-mail: fsimard@dwpv.com / mhendy@dwpv.com

To the Vendor at:	ARE-Canada No. 5 Holdings, ULC 26 North Euclid Avenue Pasadena, CA 91101 Attention: Corporate Secretary Email: ACQLegal@are.com

with a copy to:	Fasken Martineau DuMoulin LLP 800 Square Victoria Suite 3500 Montréal, Québec H4Z 1E9 Attention: Richard Clare / Mathieu Renaud Email: rclare@fasken.com / mrenaud@fasken.com

Agreement of Purchase and Sale
Sale of 7300 Trans-Canada Highway, Point-Claire

9.15.2	Any notice delivered by hand or courier shall be deemed to be received when left during normal business hours at the office set forth above. Any notice delivered by email prior to 5:00 p.m. (Montreal time) shall be deemed to have been delivered on the day of transmission by email, and otherwise on the following Business Day. All deliveries made by email shall only be deemed delivered upon confirmation of receipt by an addressee. Either Party shall be entitled to change its address for notice to an address elsewhere by notice in writing to the other.

Section 9.16 Disclaimer of Partnership

9.16.1	The Vendor and Purchaser expressly disclaim any intention to create a partnership with respect to the Property. Nothing in this Agreement shall constitute the Parties partners, nor constitute either of them the agent of the other.

Section 9.17 Rights of Parties Independent

9.17.1	The rights available to the Parties under this Agreement and at law shall be deemed to be several and not dependent on each other and each such right shall be accordingly construed as complete in itself and not by reference to any other such right. Any one or more and/or any combination of such rights may be exercised by a Party from time to time and, subject to the provisions of this Agreement and no such exercise shall exhaust the rights of such Party or preclude any other Party from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.

Section 9.18 No Registration of Agreement

9.18.1	The Purchaser shall not register this Agreement or any notice of this Agreement on title to the Lands.

Section 9.19 Counterparts

9.19.1	This Agreement may be executed in any number of counterparts, all of which taken together constitute one and the same instrument and each of which may be transmitted by any means, including electronic means.

Section 9.20 Language

9.20.1	The Parties have requested that this Agreement and any other agreements, documents or notices relating hereto be prepared in English. Les Parties ont requis que cette entente ainsi que les autres ententes, documents ou avis qui s’y rapportent soient rédigés en anglais.

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IN WITNESS WHEREOF the Parties hereto have executed this Agreement by their properly authorized officers as of the day and year first above written.

ARE-CANADA NO. 5 HOLDINGS, ULC

Per:	/s/ Gregory S. Kay
	Name:	Gregory S. Kay
	Title:	Senior Vice President

Per:	/s/ Erke Huang
	Name:	Erke Huang
	Title:	Vice-President and Secretary

ENOVUM DATA CENTERS MTL II, L.P., acting and represented by its sole general partner, ENOVUM MTL II GP INC.

Per:	/s/ Erke Huang
	Name:	Erke Huang
	Title:	Vice-President and Secretary